Exhibit 10.13
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [**], HAS BEEN OMITTED BECAUSE ARCHERDX, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO ARCHERDX, INC. IF PUBLICLY DISCLOSED.
WHENEVER MERCK/ MERCK KGAA IS MENTIONED IN THIS DOCUMENT THIS REFERS TO MERCK KGAA, DARMSTADT, GERMANY

MASTER CDX AGREEMENT
Dated 19 September, 2018
between
Merck KGaA
and
ArcherDX, Inc.

Page

TABLE OF CONTENTS:

1	Definition	4
2	Subject Matter	13
3	Master Framework Terms	16
4	Governance	16
5	Financials	22
6	Activities	25
7	Clinical Trials	26
8	Access and Exchange of Information and Data	30
9	Obtaining Regulatory Approval	32
10	Manufacture and Supply for Development Activities	36
11	Commercialization	41
12	Intellectual Property	45
13	Warranties, Limitation of Liability, Indemnification and Insurance	49
14	Confidentiality	52
15	Term and Termination of this Agreement	53
16	Term and Termination of Project Agreements	54
17	Anti-Bribery and Anti-Corruption Compliance	57
18	Miscellaneous	57

This Master CDx Agreement (this “Agreement”) is dated as of 19 September, 2018 (the “Effective Date”) by and between ArcherDX, Inc., a corporation organized under the laws of the State of Delaware having a place of business at 2477 55th Street, Suite 202, Boulder, CO 80301, United States of America (“ArcherDX”), and Merck KGaA, a corporation with general partners organized under German law having a place of business at Frankfurter Straße 250, 64293 Darmstadt, Germany (“MRK”). ArcherDX and MRK may be referred to herein as a “Party” or, collectively, as “Parties”.
RECITALS
WHEREAS, MRK is itself or through its Affiliates (as defined below) engaged in research, development, manufacture and commercialization of biopharmaceutical products, inter alia within the areas of oncology, immunology, neurology, and endocrinology and in connection herewith wants to have access either itself or through its Affiliates to diagnostic research, development, regulatory approval, manufacture and commercialization of reagents, instruments, services, software and products such as companion diagnostic assay/kit systems; and
WHEREAS, ArcherDX is engaged in diagnostics and research, development, obtaining regulatory approval, manufacture and commercialization of reagents, instruments, services, software and other products for diagnosis and laboratory processes, including development and commercialization of companion diagnostic products for pharmaceutical products; and
WHEREAS, the Parties hereby wish to set forth the terms and conditions under which a collaboration will be carried out; and
WHEREAS, the Parties agree that MRK’s Affiliates shall be entitled to enter into Project Agreements under their own name under this Agreement and subject to the terms of this Agreement and the terms and definitions of this Agreement shall then refer to such Affiliate, as the case may be.
NOW THEREFORE in consideration of the mutual covenants and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, have entered into this Agreement on the following terms and conditions:

1	Definition
As used in this Agreement, the following capitalized terms shall have the following meanings:

1.1	“Activities” shall mean Development Activities and any other activities to be performed by either Party pursuant to a Project Agreement.

1.2	“Adverse Event” means any untoward medical occurrence associated with the use of a drug in Subjects, whether or not considered Compound related.

1.3
“Affiliate” shall mean any entity that, directly or indirectly (through one or more intermediaries), controls, is controlled by, or is under common control with a Party. For purposes of this Section 1.3, “control” means (a) the direct or indirect ownership of fifty percent (50%) or more (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of the voting stock or other voting interests or interest in the profits of such corporation or other business entity, (b) the ability to otherwise control or direct the decisions of board of directors or equivalent governing body thereof, or (c) the power to direct or cause the direction of the management and policies of such corporation or other business entity, directly or indirectly, whether through ownership of voting securities, by contract or otherwise, but in each case only for so long as such control exists.

1.4	“Agreement” shall mean this Agreement and its Exhibits and Attachments.

1.5	“Analytical Validation Data” shall mean all the data created in relation to the studies performed to demonstrate technical robustness and standardization of the Assays.

1.6
“Analytically Validated Assay” shall mean one or more Assays developed by ArcherDX under a Project Agreement that include all reagents needed to perform each Assay for the detection of the Biomarkers. The Assays shall (a) include the applicable Data Report Form (if required) and (b) be manufactured in compliance with QSR and labeled “Investigational Use Only. The performance characteristics of this product have not been established” or “Performance Evaluation Only. The performance characteristics of this product have not been established”, or “CAUTION - Investigational device. Limited by Federal law to investigational use.” or any equivalent.

1.7	“Anti-Corruption Laws” shall have the meaning ascribed to it in Section 17.2.

1.8
“Applicable Law(s)” means all applicable laws, statutes, rules, regulations, court orders or injunctions having the effect of law of any federal, national, multinational, supranational, state, provincial, county, city or other political subdivision, agency or other body, domestic or foreign, including any applicable rules, regulations, guidelines or other requirements of Regulatory Authorities that may be in effect from time to time, including GLP, GMP and QSR.

1.9	“ArcherDX” shall have the meaning ascribed to it in the first and opening paragraph of this Agreement.

1.10	“ArcherDX Claims” shall have the meaning ascribed to it in Section 13.7.

1.11	“ArcherDX Data” shall have the meaning ascribed to it in Section 8.4.

1.12	“Assay” shall mean the assay to be developed as the companion diagnostic Product under the applicable Project Agreement.

1.13
“Background IP” shall mean in connection with a specific Project all Intellectual Property which is (a) owned or otherwise Controlled by a party to the Project Agreement on the effective date of the relevant Project Agreement; or (b) generated or otherwise becomes owned or Controlled by such party after the effective date of the relevant Project Agreement other than Foreground IP. To the extent ArcherDX obtains rights to Blocking Third Party IP after the effective date of the relevant Project Agreement, such rights will be included in ArcherDX’s Background IP. To the extent MRK obtains rights to Blocking Third Party IP after the effective date of the relevant Project Agreement, such rights will be included in MRK’s Background IP.

1.14
“Blocking Third Party IP” shall mean, on a country-by-country basis, Intellectual Property owned or Controlled by a Third Party that might block making, having made, using, selling or offering for sale a Product in the absence of a license granted by such Third Party.

1.15	“Biomarker” shall mean a specific biomarker, including items such as a specific gene or a specific protein as further defined in each Project Agreement.

1.16
“Business Day” shall mean any day other than a Saturday, Sunday, bank holiday or public holiday in Denver, United States of America, or Darmstadt, Germany, or any other holiday in a country in which the obligations are to be performed.

1.17
“Change of Control” means, with respect to a Party (a) the acquisition of beneficial ownership, directly or indirectly, by any Third Party (other than by virtue of obtaining irrevocable proxies) of securities or other voting interest of such Party representing a majority or more than fifty percent (50%) of the combined voting power of such Party’s then outstanding securities or other voting interests, (b) any merger, reorganization, consolidation or business combination involving such Party with a Third Party that results in the holders of beneficial ownership (other than by virtue of obtaining irrevocable proxies) of the voting securities or other voting interests of such Party (or, if applicable, the ultimate parent of such Party) immediately prior to such merger, reorganization, consolidation or business combination ceasing to hold beneficial ownership of at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation or business combination, (c) any sale, lease, exchange, contribution or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of such Party to which this Agreement relates, other than a sale or disposition of such assets to an Affiliate of such Party or (d) the approval of shareholders, board of directors or equivalent governing body thereof of any plan or proposal for the liquidation or dissolution of such Party.

1.18
“Clinically-Validated Assay” shall mean one or more Assays developed by ArcherDX under a Project Agreement that include all reagents. The Assays are needed to detect a Biomarker and are manufactured under GMP or in substantial compliance with 21 CFR 820, approved by Regulatory Authorities and labeled “In Vitro Diagnostic”, or the equivalent.

1.19
“Clinical Trial” shall mean a clinical investigation of a Drug undertaken or supported by MRK as part of the development of such Drug to obtain information relating to patient outcome or selection for treatment, which includes the use of the Product, Prototype Assay or the Analytically-Validated Assay, as the case may be.

1.20
“Clinical Trial Protocol” shall mean a written summary description of one or more Clinical Trial(s), which generally includes information on the objectives, design, methodology, statistical considerations and organization of the Clinical Trial (and including amendments to such description).

1.21	“Clinical Trial Samples” shall mean human samples in MRK’s possession and Control from a Clinical Trial or other clinical investigation with a Drug undertaken or supported by MRK.

1.22	“Commercial Leader” or “CL” shall have the meaning set forth in Section 4.3.

1.23	“Commercialization Costs” shall have the meaning ascribed to in Section 11.11.

1.24
“Commercialization Plan for the Product” shall mean the plan for commercialization of the Product that will be added to the applicable Project Agreement at least eighteen (18) months prior to the first projected Regulatory Submission for marketing authorization of the Product. The Commercialization Plan for the Product will be prepared by the JCT and approved by the JCT.

1.25
“Commercially Reasonable Efforts” shall mean, with respect to a Party, that level of efforts and resources required to carry out a particular task or obligation in an active and sustained manner, and consistent with such efforts undertaken by a similarly situated company in pursuing development or commercialization of a product with similar market potential and at a similar stage in development or commercialization as the Product and taking into account issues of intellectual property position, likelihood of success, product profile, competitiveness of the marketplace and market potential.

1.26	“Compound” shall mean a compound which is Controlled by MRK having an association with a Biomarker and for which the Parties agree to start a Project.

1.27	“Compound Class” shall mean to comprise one or more compounds which act in a patient following the same mode of action as a Compound.

1.28
“Compound Foreground IP” shall mean any and all Foreground IP which [**] relates to (a) the Compound; (b) use of the Compound; (c) new formulations of the Compound; (d) new forms of the Compound; (e) new methods of treatment utilizing the Compound, e.g. new methods of treatment based on selection of patients for treatment or non-treatment with the Compound or Compound Class.

1.29
“Confidential Information” shall mean, with respect to each Party, all Know-How or other information, including proprietary information and materials (whether or not patentable) regarding or embodying such Party’s technology, products, business information or objectives, that is communicated by or on behalf of the Disclosing Party to the Receiving Party or its permitted recipients, on or after the Effective Date or that otherwise becomes known to the Receiving Party in accordance with this Agreement or a Project Agreement. Confidential Information does not include any Know-How or other information that the Receiving Party can demonstrate was:

1.29.1
generally known by the general public at the time of disclosure to the Receiving Party or at a later stage other than as a result of an act or omission of the Receiving Party in breach of this Agreement,

1.29.2
in the possession of the Receiving Party (other than under an obligation of confidentiality to the Disclosing Party) prior to the disclosure by the Disclosing Party, as evidenced by written records, however maintained,

1.29.3
acquired by the Receiving Party on a non-confidential basis from a Third Party other than the Disclosing Party, provided that such Third Party to the knowledge of Receiving Party is not prohibited from transmitting the information to the Receiving Party by any contractual or legal obligation, or

1.29.4
developed or compiled independently outside this Agreement, as evidenced by written records, however maintained, and without the aid, application or use of Confidential Information received from the Disclosing Party.

The terms and conditions of this Agreement shall be considered Confidential Information of both Parties.

1.30	“Conflicting Subject Matter” shall have the meaning set forth in Section 12.8.4.

1.31
“Control” or “Controlled” shall mean with respect to any intellectual property right or material (including any data or information), the ability (whether by sole, joint or other ownership interest, license or otherwise, other than pursuant to this Agreement) to, without violating the terms of any agreement with a Third Party, grant a license or sublicense or provide access or other right in, to or under such intellectual property right or material.

1.32
“Data Report Form” shall mean a data collection tool used in the evaluation of Clinical Trial Samples to support investigators and coordinators in capturing all relevant information on each specimen as required by the applicable protocol.

1.33
“Data Report Form Data” shall mean any and all data generated by application of a Prototype Assay or an Analytically Validated Assay on Clinical Trial Samples under the Data Report Form, provided that Data Report Form Data shall not include any correlation data or information pertaining to a Compound or a Drug.

1.34	“Development Leader” or “DL” shall have the meaning set forth in Section 4.3.

1.35
“Development Activities” shall mean the development activities and deliverables under a Project Agreement pertaining to the development of a Product and obtaining of Regulatory Approval of such Product as specified in the Work Plan and Budget for the relevant Project. Development Activities may include activities such as (i) feasibility studies, (ii) assay generation at a pre-clinical stage, (iii) development of prototype Products, (iv) development of technically validated Products, (v) application of Products in Clinical Trials, (vi) obtaining Regulatory Approval for the Product and Instrument, as applicable and (vii) supply of reagents, kits, automated test platforms and quantitative analysis software applications, as applicable.

1.36
“Diagnostic Foreground IP” shall mean any and all Foreground IP which solely and specifically relates to a Product or diagnostic products (IVD class I-III); provided, further, that Diagnostic Foreground IP shall include Foreground IP relating to the Data Report Form, the Data Report Form Data, and Analytical Validation Data.

1.37	“Disclosing Party” shall mean the Party which discloses Confidential Information to the other Party under this Agreement or a Project Agreement.

1.38	“Drug” shall mean a pharmaceutical product developed by MRK based on a Compound.

1.39	“Effective Date” shall mean the date first above written, from which date the Agreement shall be deemed to have effect.

1.40	“EURO(S)” shall mean the official currency of the European Economic and Monetary Union (EUR).

1.41
“Failure to Distribute” shall mean that ArcherDX is unable, unwilling, or for any reason otherwise fails to distribute, have distributed or otherwise make commercially available, a Product, where such failure results from reasons within ArcherDX’s reasonable control or results from ArcherDX’s failure to use Commercially Reasonable Efforts. Failure to Distribute does not include Failure to Manufacture.

1.42	“Failure to Manufacture” shall mean that ArcherDX is unable, unwilling or for any reason otherwise fails to manufacture, or have manufactured, the Product in quantities sufficient to continuously meet the reasonably anticipated commercial demand for a Product as determined by the JCT, where such failure results from reasons within ArcherDX’s reasonable control or results from ArcherDX’s failure to use Commercially Reasonable Efforts.

1.43	“Failure to Supply” shall mean either Failure to Distribute or Failure to Manufacture.

1.44	“Final Report” shall mean the final report for each Project Phase to be delivered in accordance with the format agreed to in the Project Agreement.

1.45	“Filing Party” shall have the meaning set forth in Section 12.8.2.

1.46	“First Filed Application” shall have the meaning set forth in Section 12.8.5.

1.47
“Foreground IP” shall mean any and all Intellectual Property arising from work performed under a Project Agreement during the term of such Project Agreement whether conceived, discovered, reduced to practice, generated or developed by the employees, agents or consultants of MRK or its Affiliates or by the employees, agents or consultants of ArcherDX or its Affiliates, solely or jointly.

1.48	“GLP” shall mean Good Laboratory Practice.

1.49	“GMP” shall mean Good Manufacturing Practice.

1.50	“ICH” shall mean International Conference on Harmonization.

1.51	“IDE” shall mean an investigational device exemption for a medical device as described in 21 Code of Federal Regulations (CFR) 812.

1.52	“Indemnified Party” shall have the meaning set forth in Section 13.8.

1.53	“Indemnifying Party” shall have the meaning set forth in Section 13.8.

1.54	“Independent Laboratory” shall have the meaning ascribed to it in Section 10.10.4c).

1.55
“Instrument” shall mean a test platform including software Controlled by ArcherDX for end-users (i.e. pathology labs) to make automated use of the Product having the required regulatory approval in each MRK Market.

1.56
“Intellectual Property” or “IP” shall mean any and all intellectual property rights, (whether patentable or not), including patent rights, Know-How, inventions, Confidential Information, trade secrets, utility models, registered designs, design rights and copyrights, and other similar proprietary rights, all rights of whatsoever nature in computer programs and all intangible rights and privileges of a nature similar to any of the foregoing, whether or not registered, and including all granted registrations and applications of the same.

1.57	“IRB” shall mean institutional review board, including without limitation institutional ethics committee.

1.58	“Joint Commercialization Team” or “JCT” shall have the meaning ascribed to it in Section 4.4.

1.59	“Joint Project Team” or “JPT” shall have the meaning ascribed to it in Section 4.4.

1.60
“Know-How” shall mean any proprietary invention, discovery, development, data, information, process, method, technique, material (including any chemical or biological material), technology, result, cell line, compounds, probe, sequence or other know-how, whether or not patentable, and any physical embodiments of any of the foregoing.

1.61	“MRK” shall mean either (i) Merck KGaA, Darmstadt Germany, or as the case may be (b) the respective MRK Affiliate, if a MRK Affiliate enters into a Project Agreement under this Agreement.

1.62	“MRK Claim” shall have the meaning set forth in Section 13.7.

1.63	“MRK Commercial Price” or “MCP” shall have the meaning [**].

1.64	“MRK Data” shall have the meaning ascribed to it in Section 8.3.

1.65
“MRK Market(s)” shall mean the territories in which a Drug is to be launched and sold by MRK as outlined in each Project Agreement. Differential timelines for primary and secondary territories may be indicated in each Project Agreement.

1.66	“MRK Research Price” or “MRP” shall have the meaning [**].

1.67	“Milestone” shall mean the amount in USD to be paid by MRK to ArcherDX for ArcherDX’s performance of the Activities of a Project Phase.

1.68	“Non-Conforming Product” shall have the meaning ascribed to in Section 10.10.4.

1.69	“OEM Agreement” or “Original Equipment Manufacturing Agreement” shall mean an agreement under which products of supplier are used as components in ArcherDX’s Product.

1.70	“Outcome Data” shall mean any information relating to patient survival or response, or progression, to assess the efficacy of a Compound or a Drug.

1.71	“Personal Data” shall the meaning ascribed to it in Section 8.1.

1.72	“PMA” shall mean premarket approval application (including any supplement thereto) made to the FDA for a medical device in accordance with section 515 of the U.S. Food, Drug and Cosmetic Act and the applicable regulations including 21 CFR 814.

1.73
“Product” shall mean any diagnostic product (including Prototype Assay or the Analytically-Validated Assay) developed by ArcherDX under a Project Agreement, containing reagents like for example positive and negative control materials, enzymes, oligonucleotides, buffers, and other components needed to perform the assay, that may specifically detect certain Biomarkers for evaluation as a companion diagnostic to be used for diagnosing or stratifying patients or selecting patients eligible for treatment.

1.74	“Project” shall mean a collaboration project between the Parties regarding the development of Products for commercialization to stratify patients eligible for treatment with a Drug.

1.75
“Project Agreement” shall mean each separate agreement that includes the terms and encompasses the principles set forth on Exhibit 1.75 (Project Agreement Form) and including the Work Plan and Budget between MRK and ArcherDX regarding a Project in which the Parties establish those terms and conditions not already established in this Agreement, and in which any deviations from the terms and conditions established in this Agreement are expressly set forth by clearly referencing the provisions of this Agreement deviated from. Each Project Agreement shall form an Exhibit to this Agreement. A Project Agreement may be entered into with ArcherDX either by MRK or by any MRK Affiliate, as the case may be, and will be entered into at the sole discretion of both Parties.

1.76	“Project Managers” shall have the meaning set forth in Section 4.4.

1.77	“Project Phase” shall mean a discrete sub-part of a Project, the total cost of which are captured in the corresponding Milestone.

1.78
“Project Team” shall mean the relevant technical, clinical, regulatory, commercial and other Project representatives from each Party who have been allocated by each Party, respectively, to perform the Activities under each Project.

1.79
“Prototype Assay” shall mean one or more Assays developed by ArcherDX under a Project Agreement that include all reagents, including appropriate level positive and negative control material guidelines (pointing towards laboratory in-house control materials) or appropriate level positive and negative control materials (supplied physically within a kit), needed to perform each Assay labeled “Research Use Only. Not for use in diagnostic procedures”, or equivalent.

1.80	“Purchase Order” shall have the meaning ascribed to in Section 10.8.

1.81	“QSR” means the applicable FDA Quality System Regulations (21 C.F.R. §820).

1.82	“Receiving Party” shall mean the Party which receives Confidential Information from the other Party under this Agreement or a Project Agreement.

1.83
“Regulatory Approval” shall mean, with respect to a Product or a Drug in the applicable regulatory jurisdictions, the approval (including the clearance or non-objection, as applicable) from the applicable Regulatory Authority necessary and sufficient for the manufacture, distribution, use and sale of a Product or Drug in such jurisdiction in accordance with Applicable Laws.

1.84
“Regulatory Authority” shall mean a governmental authority (or any successors thereto) that has responsibility for granting licenses or approvals necessary for the marketing of a Product and a Drug (e.g. the Food and Drug Administration (FDA) in the United States of America or the European Medicines Agency (EMA) in the European Union) or a data protection authority that has competence over any of the Parties or any of such Parties’ Affiliates under this Agreement.

1.85	“Regulatory Submission” shall mean any written submissions to or filings with any Regulatory Authority relating to a Regulatory Approval.

1.86
“Research Material” shall mean any and all material (a) sent by or on behalf of MRK to ArcherDX, including all related biological material or associated Know-How and data that MRK provides, (b) produced or generated during performance of a Project Agreement, or (c) acquired in the course of performing the Activities as well as (d) any substance that is replicated or derived from the Research Material as defined in clauses (a) to (c) or which could not have been produced but for the use of the Research Material as defined in clauses (a) to (c).

1.87	“Reviewing Party” shall have the meaning set forth in Section 12.8.2.

1.88
“Specifications” shall mean the specifications for the Product developed by ArcherDX, and approved by the DLs as part of each Project Agreement; in each case, covering the design, manufacture, composition, packaging or quality control of the Product and which may be amended, from time to time in accordance with the terms of this Agreement and the individual Project Agreement.

1.89	“Sponsor” shall mean the entity responsible for the initiation, management, financing and conduct of a Clinical Trial.

1.90	“Subject” means a human who participates in a Clinical Trial, either as an individual on whom or on whose specimen the Product is used, or used as a control.

1.91
“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

1.92	“Term” shall have the meaning ascribed to it in Section 15.1.

1.93	“Test Lab” shall mean a Third Party contract diagnostic reference laboratory.

1.94	“Testing Methods” shall have the meaning ascribed to in Section 10.10.2.

1.95	“Third Party” shall mean any person or entity other than the Parties or the Affiliates of MRK or ArcherDX.

1.96
“Unanticipated Adverse Device Effect” or “UADE” means any serious adverse effect on health or safety, any life-threatening problem or death caused by, or associated with the Product, if that effect, problem, or death was not previously identified in nature, severity, or degree of incidence in the Clinical Trial Protocol, IDE, IND, or IRB application, or any other unanticipated serious problem associated with the Product that relates to the rights, safety, or welfare of Subjects.

1.97	“USD” shall mean the official currency of the United States of America, US Dollars ($).

1.98	“USPTO” shall mean the United States Patent and Trademark Office.

1.99
“Work Plan and Budget” shall mean the written description of the Activities to be performed by each Party as specified by each applicable Project Agreement containing the estimated timelines/dates, deliverables and estimated budget for the various stages of the Project, as may be amended from time to time in accordance with the terms of this Agreement and the individual Project Agreement.

2	Subject Matter

2.1
Purpose. The purpose of this Agreement is to facilitate collaboration between the Parties within the field of companion diagnostics by creating a legal framework which sets forth terms and conditions of the Parties’ collaboration in connection with Projects.

2.2
Collaboration. This Agreement, together with any Project Agreements sets forth the terms and conditions of the Parties’ collaboration in connection with Projects. MRK and ArcherDX will carry out their collaboration under the terms of this Agreement and under separate Project Agreements. Unless otherwise specifically set forth in a Project Agreement and quoting the provisions to be deviated from, the terms and conditions of this Agreement will apply to the Parties’ collaboration in connection with Projects. Affiliates of MRK shall be allowed to enter into Project Agreements under this Agreement in their own name and the provisions of this Agreement and the respective Project Agreement shall then refer to such MRK Affiliate.

2.3
Initiation. Each proposal by a Party for the initiation of a Project shall be made to the other Party in writing, such proposal to contain an outline of the proposed Project. ArcherDX shall provide to MRK for MRK’s consideration a work plan and the estimated total costs in reasonable detail to enable the Parties to make an informed decision regarding such Project. Neither Party shall be obligated to perform or entitled to receive any Activities related to Projects until such time as the Parties have both signed a Project Agreement related to such Activities.

2.4	Conduct of Activities. When conducting the Activities, the Parties shall:

2.4.1
perform or cause to be performed the Activities in good scientific manner, pursuant to scientific standards and in compliance with this Agreement, the applicable Project Agreement, their respective quality management systems in place at any time, and all Applicable Laws, including Applicable Laws on personal data protection and human samples or relating to environmental, health, or safety matters, the principles that form the basis of Declaration of Helsinki (version 2000) and, to the extent reasonably required by the Project concerned, GLP and GMP;

2.4.2	exert Commercially Reasonable Efforts to allocate sufficient time, effort, equipment and skilled personnel to complete such Activities pursuant to the applicable Project Agreement;

2.4.3	comply with all applicable shipping regulations (for example, International Air Transport Association and Department of Transportation);

2.4.4	not knowingly misappropriate or infringe any valid patent, trade secret, copyright, or other Intellectual Property of any Third Party;

2.4.5	provide the other Party with available and relevant environmental, health and safety information relating to materials provided to the other Party;

2.4.6
notify the other Party of any unforeseen or unusual events that occur during performance of Activities under a Project Agreement that may significantly affect the cost, quality, integrity, timelines, or budget associated with such Project Agreement;

2.4.7	notify the other Party, in writing, of any worker claims of suspected occupational illnesses related to working with materials supplied to the other Party;

2.4.8
return or arrange for the return of any materials provided by the other Party to the location specified in the applicable Project Agreement. The returning Party shall comply with all shipping regulations applicable to the type of material being returned;

2.4.9	not dispose of or destroy any materials provided by the other Party except as specified in a Project Agreement or in accordance with a prior written approval by the other Party; and

2.4.10	retain records, including raw data, relating to the Activities for five (5) years after the term of the applicable Project Agreement or as required by Applicable Laws, whichever is longer.

2.5	Inspections, Audits, or Investigations of ArcherDX

2.5.1	Regulatory Authority Inspections or Government Investigations. ArcherDX will allow appropriate worldwide Regulatory Authorities to inspect its facilities or review records relating to Activities.

a)
Notification. If any Regulatory Authority gives ArcherDX notice of its intent to inspect, audit, or investigate ArcherDX or take any other type of regulatory action in relation to Activities, ArcherDX will use its best efforts to notify MRK within twenty-four (24) hours after ArcherDX’s receipt of such notice.

b)
Cooperation. ArcherDX will cooperate with the Regulatory Authority and MRK or its Third Party representative, if applicable, in the conduct of such inspections, audits, and investigations and will ensure that records of Activities are maintained in a way that facilitates such activities.

c)
Inspection Findings and Responses. Within five (5) Business Days of receipt, ArcherDX will forward to MRK copies of any inspection findings in any way related to the Activities that ArcherDX receives from a Regulatory Authority during the Term.

2.5.2	MRK Audits

a)
Notice and Frequency. Upon reasonable notice, and in any event with a notice of not less than [**], and during regular business hours, MRK or a relevant Third Party appointed and paid for by MRK may audit ArcherDX facilities and any subcontractor facilities.

b)
Scope. Such audit may include records, including accounting records, relating to Activities. ArcherDX will make available all such records and will provide reasonable assistance in the inspection or audit. Unless another time period is specified in a Project Agreement, MRK’s right to audit will continue for so long as ArcherDX is required to retain the applicable records.

c)	Corrective Measures. ArcherDX shall exert Commercially Reasonable Efforts to institute reasonable corrective measures to address deficiencies identified in a MRK audit and acknowledged by ArcherDX.

d)
Extraordinary Circumstances. The Parties acknowledge that ArcherDX may be subject to extraordinary circumstances that may render an audit within two (2) weeks from MRK’s notice impossible, e.g. in case of already planned Regulatory Authority inspections or Third Party audits at the relevant ArcherDX and subcontractor facilities. In such case the Parties shall discuss in good faith alternative audit dates as soon as possible after the two (2) weeks’ notice.

3	Master Framework Terms

3.1
Non-exclusive Collaboration. The Parties understand and agree that this Agreement is non-exclusive, and ArcherDX shall be unrestricted from entering into agreements with Third Parties for the development and commercialization of companion diagnostic products; however, during the Term ArcherDX will not enter into agreements with, arrangements with or obligations to any Third Parties to the extent that such agreements, arrangements or obligations with or to a Third Party would in any way conflict with ArcherDX’s commitment to perform its obligations under an executed Project Agreement with MRK.

4	Governance

4.1
Alliance Management. The Parties will upon execution of this Agreement each appoint one (1) alliance manager to manage the collaboration across Projects between MRK and ArcherDX under this Agreement. Changes in each Party’s alliance manager shall be notified in writing in advance to the other Party. The first meeting between the alliance managers shall be conducted within three (3) months following the Effective Date of this Agreement. Unless the Parties otherwise agree, the alliance managers will meet at least once each calendar quarter during the Term. The Parties shall agree to the specific meeting date and time. The meetings shall be in person or alternatively by teleconference or videoconference and shall alternate between MRK selected sites and ArcherDX selected sites, unless otherwise agreed. MRK and ArcherDX shall each bear all expenses of their respective alliance manager.

4.2	Responsibilities. The alliance managers shall be responsible for:

4.2.1	optimizing the collaboration under this Agreement; and

4.2.2	discussing and recommending for signature new Project Agreements.
Notwithstanding anything herein to the contrary, the alliance managers shall not have any authority to amend, modify or waive compliance with any term or condition of this Agreement, or materially change any Project Agreement. For clarity, any change to any Project Agreement shall be made in accordance with Section 18.8 and subject to the Parties’ execution of an amendment as provided in Section 18.8.

4.3
Development Leaders; Commercial Leaders. Within thirty (30) calendar days after the effective date of each Project Agreement, each Party will appoint a Development Leader to manage the applicable Project in relation to Activities (“Development Leader” or “DL”). In addition, when deemed appropriate by the alliance managers, but in any event no later than two (2) years prior to projected first commercial sale of Product, each Party will appoint a Commercial Leader to manage the applicable Project in relation to commercialization (“Commercial Leader” or “CL”). The DL and CL shall be appointed by each Party on prior written notice to the other Party and may be replaced by such Party at any time on prior written notice to the other Party. Unless the Parties otherwise agree, the DLs and CLs, if applicable, will meet at least once each calendar quarter during the term of the applicable Project Agreement. The Parties shall agree to the specific meeting date and time. The meetings shall be in person or alternatively by teleconference or videoconference and shall alternate between MRK selected sites and ArcherDX selected sites, unless otherwise agreed. MRK and ArcherDX shall each bear any and all expenses of their respective DLs and CLs. Decisions of the DLs and CLs, if applicable, shall be made unanimously. In the event that the DLs, or CLs, if applicable, are unable to agree on a matter, the escalation procedure in Section 4.6 shall apply. The DLs and CLs shall keep accurate minutes of their deliberations which record all proposed decisions and all actions recommended or taken. Drafts of the minutes shall be delivered to the alliance managers within ten (10) Business Days after each meeting. The Party hosting the meeting shall be responsible for the preparation and circulation of the draft minutes. Draft minutes shall be issued in final form only when mutually agreed.

4.3.1	DL Responsibilities. The DLs shall provide strategic leadership and sponsorship and be responsible for:

a)
discussing and recommending for signature amendments to a Work Plan and Budget if such amendments results in an increase of the total costs in the Work Plan and Budget by more than [**], which amendments shall be referred to the alliance managers;

b)	dispute resolution in accordance with Section 4.6;

c)	reviewing and evaluating the progress, including cost, of the Activities and ensuring that the Activities proceed according to the applicable Project Agreement and Work Plan and Budget;

d)	coordinating the activities of the Parties to ensure that the Project is progressing consistently with the development of the Compound and Drug;

e)	discussing and approving completion of decision points and deliverables set forth in the applicable Project Agreement and Work Plan and Budget;

f)	discussing and recommending for signature amendments to the applicable Project Agreement;

g)
discussing and approving for signature amendments to the Work Plan and Budget, provided that such amendments do not imply an increase of the estimated total costs in the Work Plan and Budget by more than [**], which amendments shall be referred to the alliance managers;

h)	reviewing and approving any publications;

i)	overseeing the patent strategy for the Project and resolve any disputes with the advice of an in-house patent advisor from each Party;

j)	coordinating as necessary with the CL and alliance managers; and

k)	such other activities pertaining to the Activities ascribed to the DLs in this Agreement, the Project Agreement or as mutually agreed between the Parties from time to time.
Notwithstanding anything herein to the contrary, the DLs shall not have any authority to amend, modify or waive compliance with any term or condition of this Agreement or change any Project Agreement. For clarity, any material change to any Project Agreement shall be made in accordance with Section 18.8 and approved by the alliance managers and subject to the Parties’ execution of an amendment as provided in Section 18.8.

4.3.2	CL Responsibilities. To ensure the efficient and effective commercialization of the Product in conjunction with the Drug, the CLs shall be responsible for:

a)	approving the Commercialization Plan for the Product including the date for the commercial launch for the Product;

b)	coordinating and aligning on access and reimbursement issues related to the Product, including reimbursement of Commercialization Costs under Section 11.11;

c)	approving the Product distribution plan;

d)	approving the Product quality standards;

e)	decision on action to be taken regarding lab customers that fail to meet the quality proficiency standards;

f)	reviewing and approving any publications regarding the Product;

g)	coordinating as necessary with the DLs and the alliance managers; and

h)
such other responsibilities pertaining to the commercialization of Products and Drugs ascribed to the CLs in this Agreement, the Project Agreement, or as mutually agreed between the Parties from time to time.

Notwithstanding anything herein to the contrary, the CLs shall not have any authority to amend, modify or waive compliance with any term or condition of this Agreement, or change any Project Agreement. For clarity, any material change to any Project Agreement shall be made in accordance with Section 18.8 and approved by the alliance managers and subject to the Parties’ execution of an amendment as provided in Section 18.8.

4.4
Joint Project Team; Joint Commercialization Team. For each Project, the Parties shall collaborate through a Joint Project Team (“Joint Project Team” or “JPT”) or as applicable a Joint Commercialization Team (“Joint Commercialization Team” or “JCT”) consisting of an equal number of representatives from each Party. A Party may have additional representatives attend team meetings upon prior written notice to the other Party. The JPT shall be established as soon as reasonably practicable but in no event later than thirty (30) days after the execution of the applicable Project Agreement. The JCT will be established at least two (2) years prior to the first projected Regulatory Submission of the Product. The JPT and JCT will be co-chaired by one representative from each Party (the “Project Managers”) to discuss and review approved work plans, fulfillment of milestones and other operational activities related to the Activities. The Joint Project Team will interact on an ongoing basis as necessary and relevant for performing the Activities, and shall meet at regular intervals, or as mutually agreed to by the Project Managers or their delegates in accordance with Section 4.4.3.

4.4.1	JPT Responsibilities

a)	provide tactical leadership;

b)	recommend to the DLs a strategy for development and Regulatory Approval of the Product, all in accordance with the Work Plan and Budget;

c)	develop, review, and revise as necessary, the Work Plans and Budgets, including the milestones and submit any revisions to the DLs for comment and approval;

d)	oversee the implementation of, and monitor the progress of, the Work Plan and Budget, including the allocation of qualified personnel who have specific accountabilities as regards the Work Plan and Budget objectives;

e)	seek consensus in any decisions to be made by the JPT and submit any disagreement to the DLs for resolution; and

f)	perform such other functions requested by the DLs consistent with and subject to the terms of this Agreement.

4.4.2	JCT Responsibilities

a)
proposing a Commercialization Plan for the Product to the CLs in alignment with MRK’s commercialization of the Drug prioritized by country, including setting the date for the commercial launch for the Product;

b)
discussing ArcherDX’s activities supporting the marketing, promotion, distribution and sale of the Product (including the selection of trademarks for the Product), such as sales training, promotion, customer service, support and education activities;

c)	proposing the Product distribution plan which is aligned to the quality objectives to the CL and aligning on lab and clinician communication;

d)
discussing possible activities with respect to quality assessment plans and proposing Product quality standards to the CLs as well as reporting the failure of any lab customers to meet quality proficiency standards to the CLs;

e)
discussing access and reimbursement issues related to the Product, including preparation of the pricing and reimbursement plan for the MRK Markets, reimbursement of Commercialization Costs under Section 11.11 and applying for reimbursement in MRK Markets, in which reimbursement is not currently available;

f)
oversee the implementation of, and monitor the progress of, the Commercialization Plan for the Product, including the allocation of qualified personnel who have specific accountabilities as regards the plan objectives;

g)	seek consensus in any decisions to be made by the JCT and submit any disagreement to the CLs (or DLs if the CLs have not been appointed) for resolution; and

h)	perform such other functions requested by the CLs (or DLs if the CLs have not been appointed) consistent with and subject to the terms of this Agreement.

4.4.3
Project Managers. Unless otherwise determined in a Project Agreement, the Project Managers shall be the principal point of contact for each Party for matters relating to that Party’s performance under the relevant Project Agreement and shall be responsible for implementing and coordinating, on a day-to-day basis, all activities and facilitating the exchange of information between the Parties regarding the performance under the Project. The Project Managers may delegate tasks and responsibilities to sub-managers, working groups and other team members, including the alliance manager, as they deem appropriate to efficiently and effectively perform their respective obligations hereunder. The Project Managers will cooperate with each other and work in good faith to resolve any disagreements between them or their respective teams. Any such disagreements that are not resolved by the Project Managers shall be escalated to the DLs or CLs as applicable for resolution. Within ten (10) days after the execution of a Project Agreement, each Party shall provide the other Party with the name of its Project Manager. Each Party may replace its Project Manager at any time and for any reason upon written notice to the other Party. For clarity, a Project Manager, alliance manager, CL or DL may be the same person, if so named by a Party.

4.4.4
JPT and JCT Meetings. The JPT / JCT shall hold meetings at least monthly (unless mutually agreed otherwise by the Project Managers or their delegates in accordance with Section 4.4.3) at such times and places as shall be determined by the JPT / JCT (including by videoconference), but in no event, shall such meetings be held in person less frequently than twice annually, and the selection of the venue of such in person meetings shall alternate between MRK selected sites and ArcherDX selected sites, unless otherwise agreed.

4.4.5
Authority. Neither the JPT nor the JCT nor the Project Managers shall have any authority over the conduct of any Clinical Trial or any Clinical Trial Protocol for the Drug. Neither the Project Managers nor the JPT nor the JCT shall have the authority to amend this Agreement.

4.4.6	Expenses. Each Party will bear its own expenses associated with meetings of the JPT and JCT and related expenses.

4.5	Reports. During the Term, ArcherDX shall furnish to the DLs, CLs and alliance managers, if applicable, the following:

4.5.1	Summary written reports or presentations within thirty (30) days after the completion of each sub-part of each Work Plan and Budget, describing its progress under each Project Agreement; and

4.5.2
Comprehensive, written reports or presentations within thirty (30) days after the end of each calendar year, describing in detail the Activities accomplished by it under each Project Agreement during such calendar year and discussing and evaluating the results of such Activities, including any delays in the timeline, any changes in costs, any issues encountered and how these issues have been resolved, and any risks to achieving commercial launch of the Product on the timelines set forth in the applicable Project Agreement.

4.6	Escalation Procedure

4.6.1
Each Party hereby agrees that it will first attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiations. Any such dispute shall be brought to the attention of the Project Managers for resolution. The Project Managers will endeavor to propose and define mutually acceptable solutions and facilitate communications in an attempt to bring the dispute to a mutually agreeable resolution.

4.6.2	Under each Project Agreement, the JPT or JCT as appropriate shall have the right to escalate issues to the DLs or the CLs as appropriate for resolution.

4.6.3
If the DLs or CLs, as applicable, cannot agree on a matter, such matter shall be escalated to [**] for resolution prior to being resolved by any remedy available under Sections 18.16 and or Applicable Laws.

5	Financials

5.1
Project Payments. Under each Project Agreement, MRK will compensate ArcherDX for ArcherDX’s Activities according to the Milestones specified in the Project Agreement, which shall be due and payable in accordance with the following schedule:

5.1.1	Unless otherwise stated in the Project Agreement, [**], following the DLs’ approval of the initiation of the corresponding Project Phase and MRK’ receipt of the corresponding invoice; and

5.1.2	Unless otherwise stated in the Project Agreement, [**], following receipt of the Final Report for the corresponding Project Phase and corresponding invoice.

5.2
Penalty. In the event that achievement of any of the Milestones, as further detailed under the respective Project Agreement, is delayed due to reasons under ArcherDX’s control (for clarity, this shall specifically include any delays caused by a Third Party that has a direct contractual relationship with ArcherDX or any delay caused by technical or business nonperformance of ArcherDX of Activities in the respective Project Agreement) or for ArcherDX’s nonperformance of its duties according to the mutually agreed commercialization timeline, as further detailed under the respective Commercialization Plan for the Product, and MRK promptly notifies ArcherDX of such delay, the corresponding Milestone fee shall be reduced by [**] for each [**] of delay, but reduced no more than a total of [**] of the total payment due pursuant Section 5.1.2. For clarity, any specific time delay that is solely under ArcherDX’s control shall be penalized, except for delays related in any material way to (a) decisions, non-decisions, actions or inactions by MRK or its Affiliates, MRK’s DL, CL or Project Manager, or jointly by the JPT, JCT, DLs, CLs or Project Managers and (b) any failure by MRK to fulfil any obligations under this Agreement and respective Project Agreement.

5.3	Supply Price Paid by MRK. With respect to any Products supplied by ArcherDX to MRK pursuant to Article 10, the supply price payable by MRK to ArcherDX shall be the MRK Research Price.

5.4	Payment Terms

5.4.1
Invoicing. All payments invoiced by ArcherDX to MRK shall be due within [**] days after receipt of the invoice. Amounts paid by one Party to the other Party under this Agreement shall be paid in immediately available funds, by means of check or wire transfer to an account identified by ArcherDX. All payments under this Agreement shall earn interest from the date due until paid at a per annum rate equal to the lesser of (a) the maximum rate permissible under Applicable Law and (b) [**] above the monthly Reuters EURIBOR01, measured at 2 p.m. Frankfurt/Germany time on the date payment is due. Interest will be calculated on an actual/360 basis. The payment of such interest shall not limit the Parties from exercising any other rights at their disposal as a consequence of the lateness of any payment. Unless otherwise foreseen in a Project Agreement, all invoices shall be addressed to:

Merck KGaA
Accounts Payable
[**]
The following references shall be stated on each invoice:
Purchase Order Number: as applied in the corresponding Project Agreement
MRK Contact Person: as applied in the corresponding Project Agreement Indirect taxes Registration Number: [**]
If such references are not included in the applicable Project Agreement, MRK shall upon written request from ArcherDX provide such references without undue delay.

5.4.2	Taxes on Payments

a)	Indirect Taxes. For indirect tax purposes invoiced amounts are net amounts. In case the services provided by ArcherDX under this

Agreement are subject to indirect taxes in the United States of America, indirect taxes shall be added to the net amounts and be paid by MRK to ArcherDX. ArcherDX shall remit such VAT to the proper tax authorities and shall cooperate with MRK in any way reasonably requested by MRK, to obtain available reductions, credits or refunds of any indirect taxes amount attributable to services contemplated in this Agreement unless otherwise stated by local law. MRK is entitled to receive a proper invoice where any value added tax amount is shown separately, if applicable.
If the services under this Agreement are subject to the reverse-charge-mechanism under the German VAT code, VAT is owed by MRK. MRK will pay this VAT for ArcherDX according to the German tax laws (reverse-charge-mechanism). In this case, ArcherDX ensures to refer to the reverse-charge-mechanism on its invoice for the services. ArcherDX shall comply with any additional reasonable requests of MRK in relation to such invoices.

b)
Withholding Tax. ArcherDX shall be responsible for the payment of any and all Taxes levied on account of payments under this Agreement paid to ArcherDX by MRK or its Affiliates or Sublicensees under this Agreement. If Applicable Law requires that Taxes be deducted and withheld from payments paid under this Agreement, MRK shall (i) deduct those Taxes and interests and penalties assessed thereon from the payment or from any other payment owed by MRK hereunder; (ii) pay the Taxes to the proper governmental body; (iii) send evidence of the obligation together with proof of Tax payment to ArcherDX within one hundred (100) days following such payment; (iv) remit the net amount after deductions or withholding made under this Section and (v) cooperate with ArcherDX in any way reasonably requested by ArcherDX, to obtain available reductions, credits or refunds of such Taxes. Assuming that ArcherDX is the beneficial owner of the Intellectual Property, the cooperation referred to in subparagraph (v) of the foregoing sentence shall include that ArcherDX shall provide MRK with a written confirmation from the competent tax authority on the local application tax form that ArcherDX has its residence in the respective country which would allow the Parties to benefit from the reduced withholding Tax rate set forth in the Double Taxation Convention existing between Germany and the United States of America.

5.4.3
Foreign Exchange. All payments under this Article 5 that are recorded in currencies other than EUROS or USD will be converted to EUROS or USD, as applicable, in accordance with MRK’s customary and usual conversion procedures as applied to its external reporting.

5.4.4
No Offset. If ArcherDX and MRK have entered into more than one Project Agreement, none of the Parties may offset charges associated with one Project Agreement to another, unless authorized by the other Party in writing.

6	Activities

6.1
ArcherDX Responsibilities. ArcherDX will use Commercially Reasonable Efforts to complete the Activities ascribed to it in the Work Plan and Budget within the timelines as agreed to under each Project Agreement and this Agreement. MRK shall not be responsible for payment to ArcherDX for any repeat Activities that are necessary due to ArcherDX’s negligence or willful misconduct. ArcherDX shall perform its Activities in accordance with all relevant quality system requirements, including GMP, QSR and other ISO13485 standards required by regulatory authorities and other relevant notified bodies. ArcherDX shall be responsible for the Activities ascribed to ArcherDX in the applicable Project Agreement and the corresponding Work Plan and Budget, including the following Activities:

6.1.1	Designing and developing the Product in accordance with the Work Plan and Budget.

6.1.2	Designing and developing the format, reagents, procedures, and suitable protocols for the Product in accordance with design control and QSR.

6.1.3	Designing and developing the Product to be compatible with use on an Instrument, if applicable.

6.1.4	Designing, developing and maintaining the applicable Data Report Form for use in the Clinical Trials if required.

6.1.5	Prequalifying and training of the Test Labs in the practical use of the Product.

6.1.6	All communications with the Regulatory Authorities with respect to the Product, including pre-submissions and IDEs.

6.1.7	Project management and quality assurance activities necessary to fulfill its obligations under this Agreement and Project Agreements.

6.1.8	At its sole expense except as provided in the Work Plan and Budget, providing all equipment, tools, materials, and supplies necessary to accomplish the Project.

6.1.9	Contracting with the Test Lab(s) for the purpose of having external validation studies performed and any other subcontractors to the extent relevant for ArcherDX’s performance of Activities.

6.1.10	Qualification, oversight and monitoring of the Test Labs during Clinical Trials as set forth in Section 9.1.

6.1.11	All communication of all Product related quality issues to Test Labs.

6.2	MRK Responsibilities. MRK shall be responsible for the Activities ascribed to MRK in the applicable Project Agreement and the corresponding Work Plan and Budget, including the following Activities:

6.2.1
To the extent outlined in the Work Plan and Budget, technical transfer to ArcherDX of Assays, protocols and preclinical/clinical data and testing summaries and other Know-How Controlled by MRK, if any, and necessary for the development of the Product, which may include Know-How related to expression levels of the Biomarker in cell lines, human samples and tissues.

6.2.2	Selection of, auditing of, contracting with and funding of Test Labs to be used in any Clinical Trial as set forth in Section 9.1.

6.3
Reagents Source. In connection with Projects the Parties shall mutually agree on the approach for obtaining the required reagents that may be necessary for performing the Activities in relation to the Product such as (a) utilization of existing reagents provided by ArcherDX or suppliers with whom ArcherDX has an Original Equipment Manufacturing Agreement; (b) utilization of existing reagents provided by MRK; (c) in-licensing of reagents provided by a Third Party; or (d) development of new reagents by ArcherDX. The agreed to approach for obtaining the required reagents will be set out in the applicable Project Agreement.

7	Clinical Trials

7.1
Conduct of Clinical Trials. MRK shall have the sole discretion as to whether to conduct any Clinical Trials with respect to the Drug required for a Project. MRK shall be solely responsible for the cost of such Clinical Trials.

7.2
Ownership of Clinical Trial Data. MRK will retain full ownership of all Clinical Trial data, Clinical Trial Samples and any other data and information obtained or otherwise resulting from the Clinical Trials and all Regulatory Approvals and applications therefore with respect to the Drug. This Section 7.2 is without prejudice to ArcherDX’s rights under Section 12.2.

7.3
Sponsor. As to ArcherDX, MRK shall be the Sponsor of all Clinical Trials, including fulfilling all local regulatory requirements. For clarity, MRK may delegate Sponsor role for Clinical Trials, including to development collaboration partners in development collaborations for the Drug. Subject to Section 7.3 sentence 1, the Parties agree to allocate the Sponsor related tasks between them as follows:

7.3.1
Communication with Regulatory Authorities. MRK shall, in all communications with Regulatory Authorities regarding use of the Drug in Clinical Trials, e.g. in INDs, be designated as the sole Sponsor. Without prejudice to the generality of Section 7.3, ArcherDX shall, in all communications with Regulatory Authorities regarding use of the Product in Clinical Trials be designated as the sole CDx and/or IDE Sponsor. If a Regulatory Authority requires that the same Sponsor is designated in both Drug and Product related communication regarding Clinical Trials, then MRK shall be designated as the sole the Sponsor.

7.3.2
Clinical Trial Protocol. MRK shall have sole and full responsibility for drafting the Clinical Trial Protocol. MRK shall however, as appropriate, consult with ArcherDX, in connection with its design of the Clinical Trial Protocol, regarding the design of and procedures for collection and documentation of Clinical Trial data necessary to support ArcherDX’s Regulatory Submissions for the Product.

7.3.3
Informed Consent. MRK shall have sole and full responsibility for ensuring and documenting informed consent of all subjects in all Clinical Trials. MRK shall without undue delay inform the JPT about any deviations from such informed consent if relevant for the Product.

7.3.4
Informed Consent Form. The Parties shall agree in writing on any informed consent information concerning the Product to be submitted to any Regulatory Authority or IRB. MRK shall include such informed consent information concerning the Product in the Clinical Trial informed consent form as submitted to Regulatory Authorities and IRBs. MRK agrees that the informed consent form concerning the Clinical Trial shall clearly state that the Product is investigational, and that clinical and test data may/will be used for development of a companion diagnostic product.

7.3.5
Product and Drug Records. ArcherDX shall have sole and full responsibility for maintaining Sponsor records for the Product (e.g. according to CFR Title 21, 812.140), however solely to the extent such Sponsor records for the Product do not overlap with the Sponsor records for the Drug (e.g. according to CFR Title 21 312) which shall be coordinated by the JPT. MRK shall have sole and full responsibility for maintaining Sponsor records for the Drug.

7.3.6	Product and Drug Labeling. ArcherDX shall have sole and full responsibility for labeling the Product. MRK shall have sole and full responsibility for labeling the Drug.

7.3.7
IRBs. MRK shall have sole and full responsibility for obtaining and documenting all IRB reviews and approvals relating to the Clinical Trial, including use of the Product in the Clinical Trial. MRK shall upon reasonable request from any JPT member inform the JPT of the status of any IRB approval. MRK shall without undue delay inform the JPT about any withdrawal of any IRB approval.

7.3.8
Test Labs. MRK shall have the sole and full responsibility for selection of, auditing of, contracting with and funding of Test Labs and personnel affiliated with such Test Labs. If a Test Lab or an affiliated investigator, in ArcherDX’s view, is not compliant with relevant regulations and requirements, including FDA requirements and CLIA regulations, ArcherDX shall provide written notice to MRK specifying the relevant deviations. If such deviations are not corrected in due time for ArcherDX to perform its Activities in relation to such Test Lab, ArcherDX may, at its sole discretion and without any liability or penalty (cf. Section 5.2), withdraw the Product from and cease its Activities in accordance with Section 6.1.10 in relation to such Test Lab. ArcherDX shall provide reasonable support to MRK for selection of Test Labs.

7.3.9	Adverse Events and Unanticipated Adverse Device Effects

a)
Notification. Throughout the Term, MRK agrees to notify ArcherDX in English within one (1) Business Day but no longer than three (3) calendar days of relevant information that it obtains during its performance of the obligations set forth concerning any Adverse Event, side effect, injury, incident, near incident, Medical Device Report or any unexpected incident, toxicity or sensitivity reaction, and the severity thereof, where such an incident, event or effect is serious or unexpected and related to the clinical uses, studies, investigations, tests and marketing of the Product.

b)
Medical risk-benefit assessment. MRK shall have sole and full responsibility for making the medical risk-benefit assessment (for both Biomarker positive and negative subjects) to be included in the Product IDE or equivalent submission. MRK agrees that such medical risk-benefit assessment shall at all times reflect the most recent investigators brochure for the Drug, Clinical Trial Protocol, and informed consent form. MRK shall without undue delay inform ArcherDX of any changes to such medical risk-benefit assessment.

c)
Unanticipated Adverse Device Effects. MRK shall have sole and full responsibility for surveillance, identification and documentation of any suspected, observed or reported Unanticipated Adverse Device Effects in Clinical Trial Subjects.

d)
Unanticipated Adverse Device Effects Evaluation and communication. MRK shall have sole and full responsibility for evaluation of causality, expectedness, seriousness and impact on subject safety, rights or welfare of any suspected, observed or reported Unanticipated Adverse Device Effects. MRK shall, within three (3) Business Days from first notice of any suspected Unanticipated Adverse Device Effect considered by MRK to have an impact on trial subjects safety, rights or welfare inform ArcherDX about the Unanticipated Adverse Device Effect and its expected impact.

e)
False test results. ArcherDX shall, within three (3) Business Days from becoming aware of any false positive or false negative test results observed or reported at/by a Test Lab or an affiliated investigator, inform MRK about such false test results. ArcherDX shall document and evaluate such false test results. MRK shall within three (3) Business Days from receipt of such information from ArcherDX make an assessment of impact of such false results on subject safety, rights and welfare. ArcherDX shall provide MRK with reasonable support for such assessment.

f)
Reporting to IRBs. MRK shall have sole and full responsibility for timely reporting of Unanticipated Adverse Device Effects to reviewing IRBs. ArcherDX shall provide reasonable assistance to MRK in relation to MRK’s evaluation of potential impact on Clinical Trial Subjects of false test results, including as set forth in Section 7.3.9e).

g)
Reporting to Regulatory Authorities. ArcherDX shall have full responsibility for timely reporting of any Unanticipated Adverse Device Effect of which ArcherDX becomes aware to Regulatory Authorities. MRK shall provide all necessary assistance to ArcherDX in relation to processing and evaluation of suspected Unanticipated Adverse Device Effects as set forth in Sections 7.3.9b) - e).

h)
Termination of Clinical Trial. MRK shall have sole and full responsibility for taking any actions that MRK, in its sole discretion considers necessary to ensure Subject safety including the timely termination of a Clinical Trial, if an Unanticipated Adverse Device Effect is considered by MRK to present an unreasonable risk to the Subjects.

7.4
ArcherDX Access to Clinical Trial Protocol. As necessary for ArcherDX to perform its Activities and obtain Regulatory Approval for the Product and otherwise to exercise its rights in accordance with Article 6, MRK shall provide ArcherDX access to the applicable sections of the most recent Clinical Trial Protocol and investigators brochure as permitted by the informed consent. ArcherDX shall have the right to use such information solely in connection with its performance of the Activities or obtaining Regulatory Approval for a Product, including to provide, in the format required by the Regulatory Authorities, the information required for the Regulatory Submissions necessary to obtain Regulatory Approval for the Product.

7.5
ArcherDX Access to Clinical Trial Samples. MRK shall, upon written request from ArcherDX, provide to ArcherDX, in accordance with the Clinical Trial Protocol and the informed consent at no cost to ArcherDX, all Clinical Trial Samples and related patient data in MRK’s possession and Control necessary for ArcherDX to perform its Activities for each Project and obtain Regulatory Approval for the Product.

8	Access and Exchange of Information and Data

8.1	Exchange of Information and Data - Generally. Any information related to an identified or identifiable natural person (“Personal Data”) which:

a)	one Party received from the other Party; or

b)	is processed by ArcherDX,
as part of such Receiving Party’s (ies) or ArcherDX’s performance(s) under this Agreement shall be processed by the Receiving or processing Party(ies) only in strict compliance with applicable data protection laws including, in any event, Regulation 2016/679/EU (“GDPR”) and Health Insurance Portability and Accountability Act of 1996 (“HIPAA”).

8.2
De-identified data. Any information, data and material transferred by MRK to ArcherDX under this Agreement shall, subject to Commercially Reasonable Efforts by MRK, be in a format by means of which no specific individual can be identified. The Parties shall, prior to any such transfer, agree to the format of such transfer. If ArcherDX inadvertently receives Personal Data from MRK, ArcherDX will immediately notify MRK of this and will take appropriate measures to protect the privacy and confidentiality of such information. This Section 8.2 shall not apply to the provision of data according to Sections 7.4 and 7.5.

8.3
ArcherDX Access and Right to Use MRK Data. MRK shall provide ArcherDX with all material information and data in MRK’s possession and Control, including clinical and demographic data, including screened population demographic characteristics regarding the use of a Product and Outcome Data (collectively, “MRK Data”), necessary for ArcherDX to perform its Activities or obtain Regulatory Approval for the Product, and shall provide reasonable assistance to ArcherDX in connection therewith in accordance with the informed consent and this Article 8. ArcherDX shall have the right to use MRK Data solely in connection with its performance of the Activities and for obtaining Regulatory Approval for a Product, including to provide, in the format required by the Regulatory Authorities, the information and data required for the Regulatory Submissions necessary to obtain Regulatory Approval for the Product. The Parties will determine for each Project how MRK will make available the MRK Data to ArcherDX (e.g. through an electronic data room).

8.4
MRK Access and Right to Use ArcherDX Data. ArcherDX shall provide MRK with all material information and data (including performance data for the Product) Controlled by ArcherDX (collectively “ArcherDX Data”) necessary for MRK to develop a Drug or Compound or obtain Regulatory Approval or other permissions from Regulatory Authorities for or associated with the Drug and shall provide reasonable assistance to MRK in connection therewith. MRK shall have the right to use ArcherDX Data to the extent necessary to develop the Drug and obtain Regulatory Approval. The Parties will exchange ArcherDX Data through an electronic data room.

8.5
Data Processing and Transfer. ArcherDX shall not process or transfer Personal Data subject to this Agreement to a country outside of the United States of America, EU, European Economic Area or Switzerland without MRK’s prior written consent; such consent is provided by concluding EU Standard Contractual Clauses (including concluding new versions of EU Standard Contractual Clauses, once adopted by the EU Commission; the current version is attached in Attachment 7). In the event of a discrepancy between any terms or conditions set forth in this Agreement and such EU Standard Contractual Clauses, the terms of those EU Standard Contractual Clauses shall govern.

8.6
Breach Notification. ArcherDX shall promptly notify MRK in writing after becoming aware of any breach of security leading to the accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to, Personal Data subject to this Agreement (“Data Breach”). MRK may request further reasonable information about the Data Breach including a reasonably detailed description of the Data Breach and the categories of Personal Data affected by the Data Breach.

8.7
Joint Controllers. If and to the extent that the Parties jointly determine the purposes and means of processing of Personal Data, acting as “Joint Controllers” (Art. 26 GDPR), the Parties shall agree in writing on a Joint Controller agreement that determines their respective responsibilities for compliance under Applicable Laws on data protection and that shall apply in addition to the other provisions of this Article 8. In case of a Clinical Trial according to Article 7, MRK shall be responsible to provide all relevant information to patients and shall be responsible to handle any patient requests regarding the exercise of their data protection rights; ArcherDX shall assist MRK in handling and comply with legitimate requests of data subjects regarding their rights under Applicable Laws on data protection.

8.8
Third Party. Where ArcherDX engages a Third Party in accordance with Section 18.5 and if that Third Party has access to Personal Data that is subject to this Agreement, ArcherDX shall appoint the subcontractor as a data processor under a contract which shall comply with Applicable Laws on data protection (including the GDPR) and shall ensure that the subcontractor complies with ArcherDX’s obligations under this Article 8, including entering into EU Standard Contractual Clauses (where required). Where Affiliates of ArcherDX also process Personal Data subject to this Agreement, ArcherDX shall remain liable that sharing of Personal Data with Affiliates and processing by Affiliates shall take place in accordance with this Article 8.

8.9
Information. ArcherDX shall inform its affected personnel about processing of their Personal Data by MRK for the purposes of this Agreement so that MRK complies with its information requirements under the GDPR towards personnel; where ArcherDX is reasonably missing details to provide complete information, MRK will provide such inform upon request.

9	Obtaining Regulatory Approval

9.1
Use of Test Labs. In accordance with Section 18.5 or each applicable Project Agreement, it is understood that certain work in furtherance of the Project will be performed by certain Third Party contractors. In particular, during the Project, the Prototype Assay or Analytically Validated Assay, as applicable, may be supplied to one or more Test Labs for the purpose of testing clinical patient samples using the Prototype Assay or Analytically Validated Assay, as applicable. In accordance with the applicable Project Agreement, ArcherDX shall prequalify and train the Test Labs in the use of the Product.

9.2
Regulatory Activities and Submissions Generally. MRK will actively cooperate with ArcherDX in the regulatory process for the development and global Regulatory Approval of a Product. The regulatory process includes the development of regulatory strategy, the sharing of regulatory information and data and the Regulatory Submission and liaison with global Regulatory Authorities. ArcherDX will, subject to Section 7.3, be the applicant of any Regulatory Submission(s) for a Product in the MRK Markets to the applicable Regulatory Authority, and therefore will be ultimately responsible for the submission of such required documentation per the jointly agreed timelines. The preparation, including strategy, for such Regulatory Submissions for a Product will be done in cooperation and consultation with MRK, provided, however, that ArcherDX will have ultimate decision-making authority in relation to the content and timing of such Regulatory Submissions. For avoidance of doubt, ArcherDX shall be the sole owner of any Product design history file, PMA and CE technical file, however, subject to any MRK rights to Outcome Data and Compound Foreground IP under this Agreement. MRK shall be solely responsible for Regulatory Submissions for the Drug. Activities included in the regulatory process that are subject to this regulatory plan include the following:

9.2.1
Routine interactions of ArcherDX and MRK regulatory and project management representatives to share regulatory information relevant to the agreed strategy for development and registration of the Product.

9.2.2
Strategic and operational discussions and interactions with global Regulatory Authorities, including for any aspect of assay development and registration, e.g. US FDA meetings, IDE submission and amendments; PMA preparation; PMA supplementation; CE Mark (or equivalent) submissions; interactions with European Regulatory Authorities and Regulatory Submissions. This may include the active participation of both ArcherDX and MRK representatives or the a priori alignment of the Parties with regard to the strategy and content of such discussions or interactions.

9.2.3	Development and alignment on the content of the technical information to be included in submissions to global Regulatory Authorities for the Product.

9.2.4
Development and alignment on the design of the Clinical Trials associated with the Product to be conducted to satisfy requirements for the PMA and other Regulatory Submission documentation and also on any necessary adjustments to address concerns and recommendations from Regulatory Authorities.

9.2.5	Development and alignment on appropriate timelines and milestones for all aspects of development and regulatory documentation preparation, Regulatory Submission and follow-up.

9.2.6
Sharing of data and other source information related to the Product and the Drug as deemed appropriate and necessary by both ArcherDX and MRK to facilitate the review of content and assessment of adherence to the aligned strategy.

9.2.7
Sharing of regulatory documents related to the Product for Regulatory Submission or other submissions where appropriate, sharing of minutes of interactions with Regulatory Authorities related to the Product, and sharing of internal documents relevant to the strategy/content of Regulatory Submission, all to facilitate the comprehensive review of these documents by both ArcherDX and MRK prior to submission or implementation for the Product. Such documents may include (i) parts of any submissions related to the Drug but containing information about the Product and (ii) MRK’s clinical development plan for the Drug.

9.2.8
MRK will be responsible for providing all clinical specimens (including Clinical Trial Samples) and associated clinical data (including Data Report Form Data) as agreed to in a Project Agreement and necessary for completion of a Project. ArcherDX will receive all required patient and clinical data from MRK necessary in order to complete the data analysis and Regulatory Submission.

9.2.9
The Parties shall provide the other Party with copies of all final documents related to such Party’s Drug or Product, as applicable, received from and submitted to Regulatory Authorities strictly for archival purposes and in order to ensure facilitation of routine interactions between ArcherDX and MRK in the process of creating and maintaining regulatory files and interactions with Regulatory Authorities related to the Product and Drug.

9.2.10
As a part of the regulatory plan regarding the timelines for Regulatory Submissions and target timelines for Regulatory Approval of the Product, ArcherDX will be responsible for submission of the PMA, CE mark, or equivalent in the MRK Markets, as well as for comprehensive and timely submission of strategic responses to Regulatory Authorities’ inquiries.

9.3	Meetings and Correspondence with Regulatory Authorities

9.3.1
Notification Obligation. The Parties shall notify one another through the DL in advance of any request for a meeting or substantive discussion with any Regulatory Authority relating to the clinical validation part of the Regulatory Submission for the Product. Such notification shall be provided as soon as reasonably practical prior to any such meeting or substantive discussion, in order to provide the other Party with an opportunity to participate in such meeting or discussion.

9.3.2
Cooperation. The Parties will cooperate in good faith in all interactions with Regulatory Authorities. This includes participation at meetings with CDRH and responses to questions from health authorities.

9.3.3
MRK Responsibilities. MRK shall be solely responsible for all communications with Regulatory Authorities with respect to a Drug. Upon request by MRK, ArcherDX shall provide assistance to MRK and participate in meetings with Regulatory Authorities in connection with the development and approval of a Drug, where such development and approval involves the Product.

9.3.4
ArcherDX Responsibilities. ArcherDX shall, subject to Section 6.1.6, be solely responsible for all communications with Regulatory Authorities with respect to a Product but shall inform MRK on all activities relevant to the Drug or clinical validation of the Product. ArcherDX shall not be obliged to provide to MRK copies of information and correspondence and include MRK in meetings with the Regulatory Authorities that pertain solely to the manufacturing or preclinical sections of the Regulatory Submissions (and do not include information with respect to the clinical validation or labeling of the Product or references to the Drug), as MRK acknowledges that the manufacturing and preclinical part of the Regulatory Submission may contain proprietary information (for example, manufacturing methods) that is not necessary to share for the purpose of a Project.

9.4	Delays

9.4.1
In the event that the Drug in a country obtains Regulatory Approval prior to Regulatory Approval of the Product in such country (i) the Parties shall cooperate through the DLs to assure that the Product obtains Regulatory Approval and is made commercially available as soon as practicable after such Regulatory Approval of the Drug in such country, (ii) upon request by MRK, the Parties shall request a joint meeting (which may either be a teleconference or face-to-face meeting) with the Regulatory Authority in such country to discuss possible options for the sale of the Drug without the Product or for the use of the unapproved Product in connection with the use of the Drug, as may be permitted from time to time by such Regulatory Authority, and (iii) upon request by MRK and if so permitted by the Regulatory Authority in such country, ArcherDX agrees to use Commercially Reasonable Efforts to provide adequate supply and access to the Product on commercially reasonable terms, or MRK will purchase the Product directly from ArcherDX at the MRK Commercial Price and supply the Product in such country during the period where there is Regulatory Approval of the Drug without Regulatory Approval of the Product, which shall otherwise be supplied in accordance with the terms of this Agreement applicable to the commercial supply of Product.

9.4.2
If the Project is delayed due to a delay of [**] or greater in MRK’s performance of Activities, including Clinical Trials, or delays or unavailability of sufficient or satisfactory Data Report Form Data, Clinical Trial Samples, and Outcome Data, ArcherDX shall not be considered to have failed to use Commercially Reasonable Efforts in ArcherDX’s performance of Activities. In the case of such a delay, MRK and ArcherDX shall negotiate in good faith an additional payment by MRK to ArcherDX to compensate ArcherDX for its reasonable costs related to an extension or delay of the Project Agreement for the necessary maintenance activities performed by ArcherDX in order to keep the Project standing by and ready to be continued during the delay or extension period. ArcherDX may provide MRK with a written notice including an offer for such additional payment, provided such additional payment (i) does not exceed [**] and (ii) shall be negotiated in good faith.

9.4.3
If the Project is delayed due to a delay of [**] in ArcherDX’s performance of Activities, including the delivery of Prototype Assays, Analytically Validated Assays, and Products, MRK shall not be considered to have failed to use Commercially Reasonable Efforts in MRK’s performance of Activities. In the case of such a delay, MRK and ArcherDX shall negotiate in good faith how ArcherDX’s Activities can be moved off the critical path of the Project.

10	Manufacture and Supply for Development Activities

10.1	Diligence. ArcherDX shall use Commercially Reasonable Efforts to ensure supply of Products to MRK for Development Activities, including for Clinical Trials.

10.2
Quality Standards. Any Product (including all components thereof) shall be manufactured and distributed by ArcherDX, its Affiliates and distributors in accordance with all relevant quality system requirements, including GMP and other ISO13485 standards required by Regulatory Authorities.

10.3
Use for Development Activities. MRK hereby acknowledges and agrees that supply of the Product by ArcherDX in accordance with Article 10 is solely for the purposes of MRK’s use for Development Activities to be conducted by MRK or Test Lab pursuant to the applicable Project Agreement. Any such use shall be in accordance with all Applicable Laws.

10.4
Forecasts. MRK shall provide to ArcherDX forecasts for each [**] period starting on [**] and shall deliver each forecast in writing at least [**] prior to the commencement of the applicable [**] period. The Parties shall agree on the exact date for the delivery of such Product, provided that MRK shall place its orders for such Product at least [**] prior to MRK’s use or transfer of the assays to a Test Lab. MRK shall reimburse ArcherDX for such Product in accordance with Section 5.3.

10.5
Orders. Together with each forecast provided under Section 10.4, MRK shall submit to ArcherDX a Purchase Order that is consistent with the requirements of Product set forth in such forecast, specifying the types of Product (e.g. Prototype Assays or Analytically-Validated Assays as applicable), identifying the Clinical Trial(s) for which the Purchase Order is issued, specifying delivery destination, delivery dates and shipping instructions (including the carrier suggested to be used, but which shall be agreed to by the Parties as provided in Section 10.9) with respect to each shipment. The requested delivery date of the Product in such submitted Purchase Order will be no less than [**] from the date of such Purchase Order by MRK, but acceptance of such Purchase Order shall be subject to Section 10.8.

10.6
Specifications. The Parties acknowledge that the Specifications for the Product will be finalized as part of the applicable Project Agreement and that the required lead times for Purchase Orders may need to change in accordance with the Specifications and the stage of development of the Product. In such event, the Parties will discuss any changes to the forecast and ordering requirements to accommodate such changes.

10.7
Variances. In the event that MRK becomes aware that the actual amount of Product required in any [**] period which is set forth in any applicable forecast is likely to be materially different [**] of the quantity set forth in such forecast) from the amount set forth in such forecast, MRK shall notify ArcherDX immediately. ArcherDX shall exert Commercially Reasonable Efforts to accommodate MRK’s request for such variance.

10.8
Form of Orders. MRK’s orders shall be made pursuant to a written purchase order in the form customarily used by MRK (each, a “Purchase Order”), and shall be submitted in accordance with Sections 10.5, and provide for shipment in accordance with reasonable delivery schedules and lead times as may be agreed upon from time to time by ArcherDX and MRK. ArcherDX shall, within ten (10) Business Days after receipt of such Purchase Order, either acknowledge and accept such Purchase Order or notify MRK that it is unable to accept such Purchase Order. If ArcherDX is unable to accept any Purchase Order, the Parties shall consult on what modifications need to be made to such Purchase Order so that ArcherDX can accept it. For the avoidance of doubt, the Project Agreement will contain an estimate on the amount of Product required for the Clinical Trials. ArcherDX may withhold acceptance of a Purchase Order if such Purchase Order materially differs (i) from the amounts of Product originally agreed upon in the Project Agreement, or (ii) from the requirements of Article 10. Unless otherwise specified, all references to Purchase Orders in this Agreement shall refer to Purchase Orders acknowledged and accepted by ArcherDX pursuant to this Section. ANY ADDITIONAL OR INCONSISTENT TERMS OR CONDITIONS OF ANY PURCHASE ORDER, ACKNOWLEDGMENT OR SIMILAR STANDARDIZED FORM GIVEN OR RECEIVED PURSUANT TO THIS AGREEMENT OR A PROJECT AGREEMENT SHALL HAVE NO EFFECT AND SUCH TERMS AND CONDITIONS ARE HEREBY EXCLUDED.

10.9
Delivery. ArcherDX shall use its Commercially Reasonable Efforts to manufacture, ship, and deliver the quantities of Product ordered by MRK on the dates specified in MRK’s Purchase Orders. Subject to the terms and conditions of this Agreement and the applicable Project Agreement, during the Term, ArcherDX will manufacture, or otherwise obtain, and will maintain, adequate inventories of components required for production of the Product.

10.9.1
All Product shall be delivered DDP (Incoterms 2010) Testing Lab. The carrier shall be selected by agreement between ArcherDX and MRK, provided that in the event no such agreement is reached, MRK shall select the carrier. Each shipment shall be insured for the benefit of MRK. All shipping and insurance costs, as well as any special packaging expenses, shall be paid by MRK.

10.9.2
All Product shall be packed and shipped to the delivery destination(s) set forth in such Purchase Order in a manner consistent with the packaging and handling instructions of ArcherDX with respect to such Products, which may be amended from time to time by the written agreement of the Parties, and shall be accompanied by the appropriate quality certificates. All Products shall be appropriately labeled with a traceable Lot number, date of production, or expiration date, and appropriately labeled to reflect the intended use. The packing slip for the Products shall also contain: item number, quantity of Products, shipment date and ship to address as specified by MRK in its Purchase Order. Risk of loss or damage and title to any Products shipped by or on behalf of ArcherDX to MRK or MRK’s designated delivery destination (including any Test Lab) shall both pass to MRK upon delivery to the common carrier.

10.9.3
Upon request by MRK, ArcherDX shall ship such Products to one or more clinical laboratory(ies) (including any Test Labs) or investigator(s) designated by MRK. In the case where MRK desires that such Products be supplied to a Test Lab, as an alternative to MRK ordering such Product, such Products may be ordered at MRK’s direction directly by the Test Lab placing an order with ArcherDX in accordance with Sections 10.5 and 10.8. Such Products shall be supplied, pursuant to the terms of this Agreement, and ArcherDX may at its sole discretion direct any invoice related to such supply directly to MRK.

10.10	Acceptance/Rejections
10.10.1 Specifications. The Parties acknowledge that the Specifications may change and the manufacturing process for Products is in development; however, it is expected that lots of Product supplied by ArcherDX will conform to the Specifications or GMP in place at the time the Purchase Order is issued unless otherwise agreed by the Parties.
10.10.2 Test Criteria. As provided for in a Project Agreement, ArcherDX and MRK agree to co-operate and together establish reasonable testing criteria, methods and standards to test and verify that the Products meet the Specifications (the “Testing Methods”). ArcherDX shall conduct release testing of Products using the Testing Methods prior to shipment to MRK.
10.10.3 Receipt and Inspection. Promptly following receipt of any delivered Product pursuant to Article 10, MRK, or if applicable, the receiving Test Lab shall conduct a visual inspection acceptance test of such Products and verification of all accompanying documents provided by ArcherDX. MRK shall ensure that the receiving Test Lab conducts the visual inspection acceptance test.

10.10.4 Rejection. MRK shall advise ArcherDX in writing within [**] of delivery to MRK’s or Test Lab’s designated facility if MRK is rejecting a delivery due to obvious physical damage or obvious packaging defect based upon its visual inspection pursuant to Section 10.10.3, or [**] of discovery by MRK that the Products do not conform with applicable GMP or Specifications (as may be in effect from time to time) if such non-conformity could not reasonably have been detected by a customary inspection on delivery (collectively, “Non-Conforming Product”).

a)
Notice. In such notice MRK shall specify the delivery, purchase order number, the Lot number and the exact nature of the non-conformity, along with reasonable evidence of such non-conformity (including a sample of the Non-Conforming Product). All Products delivered to MRK under this Agreement and the applicable Project Agreement shall be deemed to conform with applicable Specifications and GMP unless ArcherDX receives from MRK written notice within [**] provided in this Section 10.10.3.

b)
Return. Any and all Non-Conforming Product shall, unless otherwise agreed by the Parties, be returned to ArcherDX, at ArcherDX’s cost, for investigation and possible further testing. If after its own analysis of the alleged Non-Conforming Product, ArcherDX confirms that the returned Products are Non-Conforming Product, then ArcherDX shall replace the quantity of Non-Conforming Product. Unless the Non-Conforming Product is demonstrated to be due to the acts or omissions of ArcherDX, the cost of such replacement Products shall be at MRK’s sole expense. For clarity, MRK will not pay for Non-Conforming Product demonstrated to be due to the acts or omissions of ArcherDX, and if discovery of such Non-Conforming Product occurs after MRK has paid for such product and ArcherDX has unsuccessfully tried to replace the alleged Non-Conforming Product, then ArcherDX shall either refund the payment to MRK, or, at MRK’s discretion, credit such refund against future payments owed by MRK to ArcherDX.

c)
Dispute. In the event the Parties cannot agree as to whether or not any delivered Products are Non-Conforming Products, the Parties shall submit samples of the disputed Products to an independent testing organization or consultant of repute within the medical device industry, experienced in drug product testing, mutually agreed upon by the Parties (the “Independent Laboratory”) for testing with respect to the Specifications for the Product using the Testing Methods. The appointment of such Independent Laboratory shall not be unreasonably withheld or delayed by any Party. The decision of the Independent Laboratory shall be in writing and, save for manifest error on the face of the decision, shall be binding on both ArcherDX and MRK. Amounts payable to the Independent Laboratory shall be paid by [**] unless the Independent Laboratory confirms the defect/non-conformity and [**].

d)
Wrongful Return. Notwithstanding any other provision of this Agreement and the applicable Project Agreement, MRK shall be obligated to pay in full for any rejected shipment of Products that is subsequently determined to conform with the applicable GMP and Specifications.

e)
No other Returns. For the avoidance of doubt, except according to Section 10.10.4b), MRK shall not be entitled to return any Products other than those that are finally determined to be Non-Conforming Product pursuant to this Section 10.10.

10.11	Delay or Failure to Supply

10.11.1
ArcherDX shall notify MRK: (i) as promptly as possible, but in no event more than ten (10) days after ArcherDX’s receipt of a Purchase Order from MRK as provided in Section 10.5 or (ii) immediately upon becoming aware of an event of force majeure under Section 18.13 of this Agreement, or any other event impacting supply, if ArcherDX determines that it will be unable to supply the quantity of Products to MRK that ArcherDX is required to supply under this Article 10 by the requested delivery date for such Products as set forth in the Purchase Order or within forty-five (45) calendar days thereafter.

10.11.2
If ArcherDX notifies MRK it will be unable to supply the quantity of Products according to Section 10.11.1, the DLs, or the manufacturing team established by the DLs to manage the day-to-day activities, shall convene to discuss the cause of the inability to supply and make recommendations regarding the appropriate remedies. ArcherDX shall use Commercially Reasonable Efforts to implement all measures recommended by the DLs or the manufacturing team to remedy such supply delay/failure, and to resume and complete supply as quickly as reasonably possible, and shall notify MRK in writing upon resumption of supply. ArcherDX will develop, document, maintain and adequately support a capacity planning, disaster recovery and business continuity program to ensure supply, including maintaining adequate levels of inventory/safety stock of materials and finished/semi-finished inventories, and service of Product as referenced in each Work Plan and Budget. Such plans will be consistent with ArcherDX’s standard business practices.

10.11.3
In the event of any delay or failure of ArcherDX to supply as described in Article 10 for any reason, except due to a force majeure event, occurring: (i) in any two consecutive three (3) month periods; or (ii) for two three (3)

month periods out of any four consecutive three (3) month periods, then in such case, MRK may elect to receive, and ArcherDX agrees to supply to MRK, all available quantities of the subject Products in inventory or that ArcherDX is able to manufacture.

10.12
Delayed Regulatory Approval. In the event that the Drug in a country obtains Regulatory Approval prior to Regulatory Approval of the Product, but the relevant Regulatory Authority allows use of the unapproved Product with the approved Drug, ArcherDX will manufacture and supply Products to MRK for such country consistent with any requirements or guidance by the relevant Regulatory Authority pursuant and as further agreed between the Parties subject to Section 9.4.

11	Commercialization

11.1
Exclusivity. ArcherDX shall have the exclusive right and responsibility for the worldwide manufacture, marketing, supply and commercialization of the Product, including determining and creating marketing plans, pricing, market access, sales, training, life cycle management and tools related to the Product. For the avoidance of doubt, MRK shall have the exclusive right and responsibility for the worldwide manufacture, marketing, supply and commercialization of the Drug, including determining and creating marketing plans, pricing, market access, sales, training, life cycle management and tools related to the Drug.

11.2
Diligence. ArcherDX will use Commercially Reasonable Efforts to (a) make each Product and Instrument commercially available in sufficient quantities and within a reasonable timeframe in the MRK Markets, (b) thereafter maintain the Product’s commercial availability and promote, market, distribute and sell the Product in the MRK Markets, and (c) provide MRK with the Product at the MRK Research Price or the MRK Commercial Price as applicable. MRK will use Commercially Reasonable Efforts to provide forecasting to ArcherDX for the purpose of manufacturing the Product.

11.3
Step in Rights. In the event that ArcherDX will not or cannot launch the Product in a MRK Market as determined in good faith jointly by the Parties in the JCT (whether or not there is a material breach), MRK shall have the right to purchase the Product directly from ArcherDX at the MRK Commercial Price. In the event ArcherDX fails, due solely to factors within ArcherDX’s reasonable control, to obtain or retain any required Regulatory Approval in a MRK Market in a reasonable amount of time, which may exceed the estimated time line in the Project Agreement, MRK shall have the right and licenses to use all data controlled by ArcherDX necessary to obtain and retain Regulatory Approval in such MRK Market. The foregoing will include the right to reference master files with Regulatory Authorities concerning the Instrument.

11.4
Marketing Co-Operation. The Parties will, through the JCT discuss marketing strategies and sales force activities and a coordinated approach for the marketing of the Product and the Drug, including with respect to identification of market countries, alignment of package inserts, instructions for use, data sheets, marketing material, publications, training activities, and use of advisory boards/key opinion leaders, in each case related to the Drug and the Product. Each Party shall bear its own costs connected with the aforementioned activities. ArcherDX will undertake promotional efforts towards medical staff responsible for utilization of the Product, including clinical labs, pathologists, etc. ArcherDX shall use Commercially Reasonable Efforts to educate the above-mentioned medical staff on the testing procedure. ArcherDX reps will promptly follow-up on MRK’s reasonable requests for Product information for healthcare professionals, in accordance with the Commercialization Plan for the Product as determined by the JCT.

11.5
Markets for Regulatory Approval and Commercialization. In connection with the Regulatory Approval of a Drug which includes a reference to a Product, ArcherDX shall use Commercially Reasonable Efforts to obtain Regulatory Approval of the Product in the MRK Market(s) in parallel with or as soon as practicable after such Regulatory Approval of the Drug. In the event that the Parties agree to pursue Regulatory Approval for the Product in market(s) outside the initially agreed MRK Markets, the Parties shall amend the Work Plan and Budget to reflect [**] for the additional activities required to obtain such additional Regulatory Approval(s), and ArcherDX shall be granted [**] to obtain Regulatory Approval(s) for such additional MRK Market(s).

11.6
Coding and Nomenclature. ArcherDX will use Commercially Reasonable Efforts to ensure that the Product relies on established (analyte- or platform specific) reimbursement coding / nomenclature, if available, to ensure routine Product access within a reasonable amount of time prior to the Drug launch. ArcherDX will use Commercially Reasonable Efforts to assess existing reimbursement codes and identify if novel coding is required. Additionally, ArcherDX will be responsible for preparing and executing required submissions and will use Commercially Reasonable Efforts to obtain appropriate coding for the Product by the time of Drug launch.

11.7
Health Technology Assessment (HTA) / Coverage Policy. ArcherDX will undertake the Product portion of the HTA submission. MRK shall supply ArcherDX with necessary supporting documentation under its possession, custody or control for the HTA submission. In each country with parallel or joint review of Product and Drug HTA submissions, MRK will undertake such Product and Drug HTA submission. In each country with distinct reviews of Product and Drug HTA submissions, ArcherDX will undertake the Product HTA submission, subject to MRK’s reasonable review of such Product HTA submission. MRK and ArcherDX shall jointly manage efforts to gain payor coverage through special pathways (e.g. INCa in France) where formal technology appraisals may be required.

11.8	Pricing and reimbursement. The Product pricing shall reflect existing payment rates in established fee schedules where available. ArcherDX shall price the Product appropriately, consistent with market rates, in order to ensure laboratory adoption of the Product. In a laboratory grant / network model (such as in France, Korea), MRK shall drive the funding discussions in cooperation with and with support from ArcherDX.

11.9	Evidence and Quality. ArcherDX will train laboratory customers and make available tools (controls, surveillance guidelines) for monitoring quality standards to support all Product formats.

11.10
MRK’s right to purchase the Product. For all of MRK’s research and development efforts, MRK can purchase the Product from ArcherDX at the MRK Research Price. In all other instances, and subject to Section 11.1, MRK can purchase the Product from ArcherDX at the MRK Commercial Price.

11.11	Commercialization Costs. ArcherDX shall be responsible for the payment of all costs it incurs in connection with its marketing and commercialization of the Product (“Commercialization Costs”).

11.12
Changes to Labeling. On an ongoing basis and with a reasonable notice, MRK will promptly notify ArcherDX of any changes to the Drug labeling relevant for the Product, including actual and potential changes based on notifications from Regulatory Authorities. Such changes will be implemented by MRK with a reasonable lead time to ArcherDX. Similarly, ArcherDX will promptly notify MRK of any changes to the Product labeling relevant for the Drug, and ArcherDX will implement such changes with a reasonable lead time to MRK.

11.13	Changes and Improvements

11.13.1
ArcherDX Improvements. ArcherDX shall inform MRK about any changes and improvements made to a Product or an Instrument that ArcherDX deems to be relevant to the Clinical Trials, development, obtaining Regulatory Approval for or commercialization of a Drug covered by the same Project Agreement as such Product or Instrument.

11.13.2
Instrument Changes. If applicable to a Project Agreement, and in case of changes to or discontinuation of an Instrument, ArcherDX will use Commercially Reasonable Efforts, at its own expense, to ensure that the Product retains its Regulatory Approvals on the changed or new instrument in the MRK Markets and that the changed or new instrument is available in the MRK Markets.

11.13.3
MRK Improvements. MRK shall inform ArcherDX about any changes and improvements made to a Drug or a Compound that MRK deems to be relevant to the development, obtaining Regulatory Approval for or commercialization of a Product covered by the same Project Agreement as such Drug or Compound.

11.14	Failure to Supply for Commercial Purposes

11.14.1
Notification of Failure to Supply. If either Party foresees that Failure to Supply will occur for a Product in one or more MRK Markets, such Party will promptly provide written notification to the other Party thereof. Thereafter, the alliance managers shall meet as soon as possible, and in any event not more than five (5) days following delivery of such notice, and exchange all information regarding the possible Failure to Supply.

11.14.2
ArcherDX Right to Remedy. Following the meeting of the alliance managers as set forth above, if the Parties are unable to resolve or agree on a remedy for such Failure to Supply, MRK shall provide ArcherDX with a written notice thereof, and ArcherDX shall be given a period of [**] (or such other time period as may be agreed upon by the Parties) following MRK’s notice of the Failure to Supply, to remedy such Failure to Supply.

11.14.3
ArcherDX Obligations in case of Continued Failure to Supply. If ArcherDX fails to remedy a Failure to Supply or to initiate such measures which the Parties reasonably agree to be sufficient to remedy the Failure to Supply within [**] (or other period agreed upon), ArcherDX shall, to the extent legally possible:

a)
grant to MRK a nonexclusive and, subject to paragraph c) below revocable, right and license, with the right to grant sublicenses, under all relevant Intellectual Property owned or Controlled by ArcherDX or its Affiliates, as necessary to use, have used, sell, have offered for sale, import, have imported, distribute or have distributed and otherwise commercialize the Product in such MRK Market(s) for which the Failure to Supply occurs or is expected to occur. Such right and license shall be fully paid up and royalty-free, provided however that MRK shall compensate ArcherDX for ArcherDX’s related financial obligations towards third party licensors. In case of Failure to Manufacture, such license shall include a license to make or have made the Product anywhere in the world; and

b)
transfer to MRK (or its sub-licensee) and permit MRK (or its sub-licensee) to reference and use any Regulatory Submissions, other regulatory materials, and other documentation and information to the extent necessary to enable MRK (or its sub-licensee) to obtain Regulatory Approval for the Product in the MRK Market(s) where the Failure to Supply occurs or is expected to occur, and otherwise fully cooperate with MRK (or its sub-licensee), to enable MRK (or its sub-licensee) to obtain Regulatory Approval for the relevant Product in the relevant MRK Market(s). In case of Failure to Manufacture ArcherDX shall also transfer to MRK (or its sub-licensee) and permit MRK (or its sub-licensee) to reference and use all materials (and information relating thereto) used in the Product or its manufacture, any Regulatory Submissions, other regulatory materials and other documentation and information to the extent necessary and legally possible to enable MRK (or its sub-licensee) to manufacture the Product for use and sale in the relevant MRK Market(s), and otherwise fully cooperate with MRK (or its sub-licensee) to enable MRK (or its sub-licensee) to make or have made the relevant Product.

c)
MRK may continue to exercise the licensed rights provided in this Section 11.14.3 at least for a period of three (3) months and, thereafter, only until ArcherDX notifies MRK that it has remedied the Failure to Supply, and has reasonably demonstrated over a reasonable period of time of not less than three (3) months (during which ArcherDX shall supply the Product in parallel to MRK (or its sub-licensee)) that ArcherDX is again able to supply Products to the MRK Markets in sufficient quality and quantity to reasonably comply with the Commercialization Plan for the Product. Each Third Party that MRK designates to manufacture the Products must also agree in writing with ArcherDX to observe the terms of this Agreement relating to confidentiality of Products and ArcherDX’s proprietary rights and Confidential Information transferred pursuant to this Section 11.14.3, in particular, the identification and protection of ArcherDX’s trade secrets.

11.14.4
ArcherDX Manufacturing in case of Failure to Distribute. In case of Failure to Distribute, ArcherDX shall continue to manufacture the Product for the MRK Markets for which the Failure to Distribute occurs, and ArcherDX shall supply the relevant Product to MRK (or its sub-licensee) at the MRK Commercial Price for distribution into such markets.

12	Intellectual Property
Ownership of Intellectual Property

12.1	Background IP. Each Party shall continue to Control its Background IP.

12.2
Foreground IP. ArcherDX will own all rights, title and interest to the Diagnostic Foreground IP and MRK will own all rights, title and interest to the Compound Foreground IP. All rights, title and interest to any other Foreground IP, if any, will be owned jointly by the Parties in equal parts.

12.3
Inventors, Foreground IP. If a Party’s employees, agents, consultants or contractors are named as inventors in a patent application for the other Party’s Foreground IP, such Party shall ensure that any and all rights of such employees, agents, consultants or contractors to the other Party’s Foreground IP are assigned to the other Party. The inventorship to Foreground IP shall be determined in accordance with U.S. patent laws for determining inventorship.

Filing, Prosecution, Maintenance and Enforcement of Intellectual Property

12.4
Background IP. Each Party shall, in its sole discretion, be responsible for the filing, prosecution, maintenance, abandonment and enforcement of its own Background IP. Each Party will bear its own costs for its own Background IP.

12.5
Compound Foreground IP. MRK shall, at its sole discretion, be responsible for the filing, prosecution, maintenance, abandonment and enforcement of the Compound Foreground IP. MRK will bear its own costs for the Compound Foreground IP.

12.6
Diagnostic Foreground IP. ArcherDX shall, at its sole discretion, be responsible for the filing, prosecution, maintenance, abandonment and enforcement of the Diagnostic Foreground IP. ArcherDX will bear its own costs for the Diagnostic Foreground IP.

12.7
Cooperation, Foreground IP. Details of the filing, prosecution, maintenance, abandonment and enforcement of any Foreground IP which is not Compound Foreground IP or Diagnostic Foreground IP, if any, shall be within the responsibilities of the DLs as set forth in Section 4.3.1i). Each Party shall reasonably cooperate and lend assistance to the other Party in the filing, prosecution, maintenance and enforcement of the Foreground IP, including by (a) making scientists and scientific records reasonably available, (b) making reasonably available its respective authorized attorneys, agents or representatives, and (c) signing or using Commercially Reasonable Efforts to have signed and delivered, at no charge to the other Party, all documents reasonably necessary in connection with the prosecution, filing, maintenance and enforcement of the Foreground IP.

12.8	Patent Filing Strategy. In order to align the Parties’ patent filing strategy the Parties agree as follows:

12.8.1	The interaction between the Parties according to this Section shall be coordinated by the IP departments or legal departments of the Parties, as deemed appropriate.

12.8.2
Before filing a patent relating to Diagnostic Foreground IP that names a MRK Inventor, in the case of an ArcherDX patent filing, or before filing a patent relating to Compound Foreground IP that names an ArcherDX inventor, in the case of a MRK patent filing, the party filing the patent (“Filing Party”) shall make a draft patent application available to the other Party (“Reviewing Party”) for review.

12.8.3	The Reviewing Party shall have a period of thirty (30) days for reviewing the draft patent application.

12.8.4	In case the Reviewing Party identifies subject matter in the draft that it deems to be owned by it according to Section 12.2, and that it deems to be conflicting with its own patent filing strategy when used for the draft patent application, or the draft patent application includes the Reviewing Party’s Confidential Information (“Conflicting Subject Matter”), the Reviewing Party shall identify such Conflicting Subject Matter to the Filing Party, and the Parties shall enter into good faith negotiations related to the actual filing date of such patent application, and the use of such Conflicting Subject Matter for such patent application. Such negotiations shall be resolved within a period of thirty (30) days from the Reviewing Party’s identification of such Conflicting Subject Matter to the other Party. If no agreement can be reached, the dispute shall be escalated to the DLs for resolution within sixty (60) days.

12.8.5
For clarity, in case such Conflicting Subject Matter has been identified to the Filing Party, the Filing Party shall not have the right to file such patent application with any patent office worldwide until all disputes between the Parties have been finally resolved. However, the Filing Party shall have the right, in order to secure a beneficial filing date, to file such application with the USPTO as a provisional patent application on the same or subsequent day, and with the same contents, as the draft patent application provided to the Reviewing Party in accordance with Section 12.8.2 (the “First Filed Application”), provided however, that should the Parties later decide to amend the patent application or if the Parties are unable to resolve the disputes regarding Conflicting Subject Matter, such First Filed Application in case of a patent relating to Diagnostic Foreground IP shall lapse, and such First Filed Application shall not be used as a basis for a priority claim of a subsequent filed patent application.

12.9	Licenses to Intellectual Property

12.9.1
ArcherDX License Grant to MRK for ArcherDX Background IP. Upon entry into force of each Project Agreement ArcherDX grants to MRK and its Affiliates a nonexclusive, worldwide, fully paid-up, royalty-free license, with the right to grant sublicenses (including to its collaboration partners but in that case only with ArcherDX’s prior written consent which shall not be unreasonably withheld), to use and practice under the ArcherDX Background IP (i) for the sole purpose of performing MRK’s Activities under such Project Agreement; and (ii) solely as necessary to develop, market, make, have made, use, sell, have sold, offer for sale, export and import the Drug for use in connection with the Product.

12.9.2
MRK License Grant to ArcherDX for MRK Background IP. Upon entry into force of each Project Agreement MRK grants to ArcherDX a nonexclusive, worldwide, fully paid-up, royalty-free license, with the right to grant sublicenses (including to its collaboration partners but in that case only with MRK’s prior written consent which shall not be unreasonably withheld) for the Product development and commercialization, to use and practice under the MRK Background IP for (i) the sole purpose of performing ArcherDX’s Activities under such Project Agreement; and (ii) solely as necessary to develop, market, make, have made, use, sell, have sold, offer for sale, export and import the Product for use in connection with the Drug.

12.9.3
ArcherDX License Grant to MRK for Diagnostic Foreground IP. Upon entry into force of each Project Agreement ArcherDX grants to MRK a nonexclusive, worldwide, fully paid-up, royalty-free license to use and practice under the Diagnostic Foreground IP and any jointly owned Foreground IP within MRK’s ordinary course of business as of the Effective Date, that being research, development, manufacture and commercialization of pharmaceutical products, and explicitly excluding diagnostic products in general. Except as otherwise set forth in Section 16.6, MRK may not sublicense the license granted by ArcherDX under this Section 12.9.3 to any Third Party (except to MRK’s Affiliates) without ArcherDX’s prior written consent.

12.9.4
MRK License Grant to ArcherDX for Compound Foreground IP. Upon entry into force of each Project Agreement MRK grants to ArcherDX a nonexclusive, worldwide, fully paid-up, royalty-free license to use and practice under the Compound Foreground IP and any jointly owned Foreground IP within ArcherDX’s ordinary course of business as of the Effective Date, that being research, development, manufacture and commercialization of diagnostic products, and explicitly excluding pharmaceutical products. ArcherDX may not sublicense the license granted by MRK under this Section 12.9.4 to any Third Party (except to ArcherDX’s Affiliates) without MRK’s prior written consent.

12.9.5
Third Party Licenses. The Parties acknowledge that additional licenses or rights from Third Parties may be required in order to perform the Activities or to commercialize the Product in the Territory. The Parties shall exert Commercially Reasonable Efforts to identify and discuss such requirements. It shall be at each Party’s sole discretion whether or not to enter into an agreement with a Third Party regarding such licenses or rights.

12.9.6
Separate License Agreements. MRK may, at its sole discretion and in addition to the rights granted under Section 12.9.2, grant to ArcherDX under a separate license agreement rights necessary or useful for ArcherDX.

12.10
No Implied Rights. Except as expressly provided in this Agreement or in the individual Project Agreement, neither Party shall have any right in any Intellectual Property Controlled by the other Party on or after the effective date of each Project Agreement.

12.11
Product Trademark. ArcherDX shall use Commercially Reasonable Efforts in accordance with its usual business practice with respect to filing, prosecuting, maintaining and enforcing any Product trademark. Product trademarks shall be exclusively owned by ArcherDX.

12.12
Drug Trademark. MRK shall use Commercially Reasonable Efforts in accordance with its usual business practice with respect to filing, prosecuting, maintaining and enforcing any Drug trademarks. Drug trademarks shall be exclusively owned by MRK.

12.13
Mutual Trademark License Grant. ArcherDX hereby grants to MRK the right to reference Product trademarks worldwide in advertising, promotion and marketing of the related Drugs, and MRK hereby grants to ArcherDX the right to reference the Drug trademarks worldwide in the advertising, promotion and marketing of the related Products; provided, however, that any use by a Party of the other Party’s trademarks beyond references permitted under Applicable Laws shall be subject to the other Party’s prior written approval. In making reference to any trademark of the other Party hereunder, the Parties shall display the said marks in accordance with the corporate standards of the Party whose mark is being displayed, and in any event such display shall be made in upper case letters or otherwise display it in a style or size of print distinguishing the mark from any accompanying wording or text.

13	Warranties, Limitation of Liability, Indemnification and Insurance

13.1
Mutual General Warranties. Each Party represents and warrants to the other Party that: (a) it is a corporation duly organized validly existing and in good standing under the laws of Germany, in the case of MRK and the laws of the United States of America in the case of ArcherDX; (b) it has obtained all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by it in connection with entering into this Agreement; and (c) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on its part.

13.2	Instrument Statement. ArcherDX has, to the best of its knowledge as of the Effective Date, the required rights and freedom to operate on the Instrument.

13.3
Disclaimer for Results. Neither Party makes any representation or warranty to the other Party concerning the achievement of expected results, or that any results emanating from the activities contemplated under this Agreement or any Project Agreement (i) have certain commercial or functional use or benefits, (ii) may or can be formally kept in force or remain materially valid, (iii) can be used industrially or without any risk of personal injury or material damage, (iv) can be used without requiring permits or without any risk, or (v) that the use of such results may not lead to infringement in the rights of Third Parties.

13.4
No Additional Representations or Warranties. EXCEPT AS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WITH RESPECT TO INTELLECTUAL PROPERTY RIGHTS, MATERIALS OR CONFIDENTIAL INFORMATION SUPPLIED BY IT TO THE OTHER PARTY HEREUNDER, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT.

13.5
Indirect Damages. SUBJECT TO SECTIONS 13.6 THROUGH 13.9 BELOW, TO THE MAXIMUM EXTENT PERMISSIBLE BY APPLICABLE LAWS, IN NO EVENT SHALL MRK OR ARCHERDX OR THEIR AFFILIATES’ RESPECTIVE OFFICERS, AGENTS, OR EMPLOYEES BE LIABLE WITH RESPECT TO ANY MATTER ARISING OUT OF OR RELATED TO THEIR PERFORMANCE OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY PUNITIVE, EXEMPLARY, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR FOR LOSS OF BUSINESS OR GOOD WILL, LOSS OF REVENUE OR LOST PROFITS.

13.6
LIMITATION. NOT WITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, EXCEPT AS FOR EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER ARTICLE 13.7, OR EITHER PARTY’S BREACH OF ITS OBLIGATIONS UNDER ARTICLE 14, TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE COMBINED MAXIMUM, AGGREGATE LIABILITY OF SUCH PARTY AND ITS AFFILIATES AND APPROVED SUBCONTRACTORS HEREUNDER WITH RESPECT TO ALL SUITS, ACTIONS, LEGAL PROCEEDINGS, CLAIMS, DEMANDS, DAMAGES, COSTS, EXPENSES AND OTHER LIABILITIES CAUSED BY OR ARISING OUT OF THIS AGREEMENT OR ANY PROJECT AGREEMENT OR THE PERFORMANCE OR NON-PERFORMANCE OF ACTIVITIES PURSUANT TO ANY PROJECT AGREEMENT, WHETHER BASED ON CONTRACT, WARRANTY, TORT (INCLUDING WITHOUT LIMITATION, NEGLIGENCE), STRICT LIABILITY, STATUTE OR OTHERWISE IS HEREBY LIMITED TO THE LESSER OF: (A) THE AGGREGATE DIRECT, ACTUAL LOSSES INCURRED BY THE OTHER PARTY AS A RESULT OF A PARTY’S BREACH (OR BREACHES) OF THIS AGREEMENT, AND (B) (I) [**], AND (II) [**].

13.7
Indemnification. ArcherDX agrees to indemnify, defend, and hold harmless MRK and its officers, directors, and employees from and against all Third Party claims, demands, liabilities, suits, damages, costs, and expenses of every kind and description, including penalties and reasonable attorneys’ fees, (collectively “MRK Claims”) to the extent proximately resulting from any negligent act or omission of ArcherDX or its officers, directors, or employees, or from any breach by ArcherDX of any obligation, representations or warranties set forth in this Agreement, including liabilities resulting from Archer’s infringement of Article 8; provided that such indemnity shall not apply to the extent that a MRK Claim arises out of or results from the negligent act or omission of MRK or its officers, directors, or employees, or from any breach by MRK of any obligation, representations, or warranties under this Agreement. MRK agrees to indemnify, defend, and hold harmless ArcherDX and its officers, directors and employees from and against all Third Party claims, demands, liabilities, suits, damages, costs, and expenses of every kind and description, including penalties and reasonable attorneys’ fees, (collectively “ArcherDX Claims”) to the extent proximately resulting from any negligent act or omission of MRK or its officers, directors, or employees, or from any breach by MRK of any obligation, representations, or warranties set forth in this Agreement, including liabilities resulting from MRK’s infringement of Article 8; provided that such indemnity shall not apply to the extent that a ArcherDX Claim arises out of or results from the negligent act or omission of ArcherDX or its officers, directors, or employees, or from any breach by ArcherDX of any obligation, representations, or warranties under this Agreement.

13.8
Indemnification Procedure. The indemnifying Party’s (the “Indemnifying Party”) obligation to indemnify, defend, and hold harmless as set forth above is conditioned on the other Party (the “Indemnified Party”) (i) providing written notice to the Indemnifying Party of any Claim for which it is seeking indemnification hereunder promptly after the Indemnified Party has knowledge of such Claim; (ii) permitting Indemnifying Party to assume full responsibility to investigate, prepare for and defend against any such Claim; (iii) assisting Indemnifying Party, at Indemnifying Party’s reasonable expense, in the investigation of, preparation for, and defense of any such Claim; and (iv) not compromising or settling such Claim without Indemnifying Party’s written consent, which consent shall not be unreasonably withheld, conditioned or delayed. Both Parties are obliged to mitigate any losses that may be claimed by the Indemnified Party or the claiming Third Party.

13.9
Insurance. Each Party shall maintain, through self-insurance or commercially placed insurance, adequate commercial general liability and products liability insurance, necessary to satisfy its obligations hereunder and consistent with pharmaceutical and diagnostic industry practices. Without limiting the foregoing, with respect to the conduct of the Clinical Trial by MRK, MRK shall maintain, through self-insurance or commercially-placed insurance, adequate commercial general liability and products liability insurance, necessary to satisfy its obligations hereunder and consistent with pharmaceutical industry practices. It is understood that such insurance shall not be construed to create a limit of a Party’s liability with respect to its indemnification obligations or otherwise.

14	Confidentiality

14.1
Confidentiality Obligation. During the Term of this Agreement and for a period of ten (10) years thereafter, the Receiving Party shall (a) only use the Confidential Information for the purposes of this Agreement and (b) shall keep confidential and not publish, make available or otherwise disclose the Disclosing Party’s Confidential Information, except to its and its Affiliates’ directors, officers, employees, advisors or representatives of the Receiving Party with a need to know such Confidential Information and who are bound by confidentiality and non-use obligations in all material respects equal to those undertaken by the Receiving Party hereunder. The Receiving Party will protect the Disclosing Party’s Confidential Information consistent with the policies and procedures that the Receiving Party uses to protect its own Confidential Information of a similar nature (including trade secrets), but as a minimum with a reasonable degree of care.

14.2
Disclosures Required by Law. This Agreement will not be deemed to restrict either Party from complying with a request, a lawfully issued governmental or court order that obligates the Receiving Party to disclose Confidential Information. Any disclosure shall, however, be restricted to what is legally required to comply with such request and the Receiving Party shall immediately inform the Disclosing Party of any such request and to the extent possible consult with the Disclosing Party before a decision to disclose Confidential Information is made.

14.3
Press Releases and Use of Name. Except as provided for in relation to publications in Section 14.4 and in relation to trademarks in Section 12.13, neither Party shall make any public announcement relating to this Agreement or the transactions covered by it or mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of the other Party or its Affiliates in any publication, press release, promotional material or other form of publicity without the prior written approval of the other Party in each instance.

14.4
Publications. Neither Party will submit any article or other document related to this Agreement that contains the other Party’s Confidential Information for publication in any scientific journal or other publication without the prior review and written consent of the other Party, such consent not to be unreasonably withheld. Publications shall be presented by a Party to the other Party in writing prior to disclosing such publications to a Third Party, and the receiving Party then has an obligation to object to such publication as soon as possible and in no event later than forty-five (45) days after the receipt hereof. If no such objection is received within such time, the publication shall be deemed to have been approved by the receiving Party. Both Parties shall have the right to obtain an additional delay in publication in order to protect patentable information, or in case a Party would require and the other Party prefer, obtain modifications to the publication for patent reasons or have Confidential Information removed from the proposed publication. The additional delay required by a Party in order to protect patentable information shall not exceed sixty (60) days from the date of a Party’s request, which shall be provided within the first, aforementioned forty-five (45) day period.

14.5
Project-Specific Confidential Information. The Provisions in Sections 14.1 through 14.4 shall apply to any Confidential Information exchanged in connection with a specific Project Agreement for the duration of such Project Agreement and five (5) years thereafter.

15	Term and Termination of this Agreement

15.1	Term. This Agreement shall commence on the Effective Date and shall continue in effect until terminated in accordance with this Agreement (the “Term”).

15.2
Termination for Cause. In the event that either Party materially breaches its obligations under this Agreement, the other Party shall provide to the non-performing Party a written notification of such default specifying the nature of the breach. If such breach is not cured within sixty (60) calendar days to the mutual satisfaction of both Parties, the non-breaching Party shall have the right to terminate this Agreement without further notice. Termination by a Party for breach by the other Party shall be without prejudice to any damages or remedies to which it may be entitled from the other Party.

15.3
Termination for Convenience. In the event that no Project Agreement should be active, and has not been active for at least two (2) years, under this Agreement either Party shall have the right but not the obligation to terminate this Agreement with [**] written notice.

15.4
Termination for reasons other than cause. Notwithstanding the above, any Party may terminate this Agreement and any Projects Agreements immediately by written notice to the other Party, if the other Party becomes insolvent, makes or has made an assignment for the benefit of creditors, is the subject of proceedings in voluntary or involuntary bankruptcy instituted on behalf of or against it (except for involuntary bankruptcies which are dismissed within ninety (90) calendar days), liquidation, or has a receiver or trustee appointed for substantially all of its property.

15.5
Effects of Termination of this Agreement. If one or more Project Agreements are in force at the termination of this Agreement, the Parties agree to discuss in good faith the completion or wind-down of Projects comprised by such Project Agreement(s) in accordance with the provisions set forth below, unless mutually agreed otherwise between the Parties.

15.5.1
If the Parties agree that one or more ongoing Projects should be completed, such completion shall, without prejudice to ArcherDX’s other compensation and remedies under this Agreement, be subject to the payments agreed in the applicable Project Agreement.

15.5.2
Upon the later of the termination of this Agreement or any Project Agreement, both Parties shall either destroy or return to each other all Confidential Information that has been provided by each Party to the other (except for one copy which may be retained for archival purposes) and any other property of the other Party or paid for by such other Party provided to the other Party under this Agreement or any Project Agreement.

15.5.3	Termination of this Agreement shall not affect any rights and obligations of the Parties that accrued prior to termination.

15.6
Survival. The respective rights and obligations of the Parties under Sections 15.5 and 15.6, and Articles 12, 13, 14, 16, 17, and 18, as well as any relevant defined terms contained within these provisions or in Article 1, shall survive indefinitely the termination of this Agreement. Additionally, any rights and obligations of the Parties shall survive the termination of this Agreement to the extent specifically stated in any provisions of this Agreement.

16	Term and Termination of Project Agreements

16.1
Term. Each Project Agreement shall come into force on the agreed effective date and (unless terminated previously by one of the Parties or otherwise mutually agreed) shall remain in effect until the earlier of MRK’s cessation of the sales or the offer for sale of the Drug, or six (6) months from a decision by the DLs to substantially halt Activities and such Activities not being resumed within such six (6) months period.

16.2	MRK Termination of Project Agreements. MRK may terminate a Project Agreement by providing thirty (30) Business Days’ written notice to ArcherDX.

16.3
Termination for Material Breach. In the event that either Party considers the other Party to be in material breach of its obligations under a Project Agreement, that Party shall provide the breaching Party with written notification of such material breach specifying the nature of the alleged breach and requesting the breaching Party to carry out those actions necessary to cure such breach. If the breach is not cured (or all reasonable steps (as determined mutually by ArcherDX and MRK in good faith) taken to cure it) within forty-five (45) calendar days from the date of such written notification, the non-breaching Party shall have the right to (i) undertake, or negotiate in good faith with the breaching Party for others to carry out such actions necessary and appropriate to cure such breach at the expense of the breaching Party; or (ii) terminate the Project Agreement with immediate effect upon written notice. Termination by a Party for breach by the other Party shall be without prejudice to any damages or remedies to which it may be entitled from the other Party under Applicable Laws.

16.4
Effects of Expiration and Termination; Generally. Upon the expiration of the term of a Project Agreement or in case of either Party’s termination of a Project Agreement, for any reason, the following provisions shall apply:

16.4.1
Payments. Each Party will remain responsible for the payments it is responsible for under a Project Agreement up until the effective date of termination, including the payments according to the Work Plan and Budget that have been incurred and initiated by ArcherDX at the time of a notice of termination becoming effective and any other termination expenses agreed to by the DLs. In the event of termination of a Project Agreement, the Parties shall use Commercially Reasonable Efforts to cease work and close-out or wind-down the Project and to mitigate the costs incurred during such close-out or wind-down of the Project. Nevertheless, there shall be an accounting of costs and expenses related to the current Project Phase, which shall include MRK’s payment to ArcherDX of a reasonable wind-down fee. Such wind-down fee shall include but not exceed [**]. Any costs that have been pre-paid by MRK without being incurred by ArcherDX, may be credited against the wind-down payment due to ArcherDX. If the pre-payment exceeds the wind-down payment the excess amount shall be refunded by ArcherDX to MRK.

16.4.2
Return of Confidential Information. Upon termination of a Project Agreement each Party shall return to the other Party all Confidential Information received in connection with the relevant Project (except for one (1) copy hereof which may be retained in order to ensure compliance with the terms of the Project Agreement).

16.4.3
Return of Research Material and other Supplies or Property. In case of expiration or earlier termination of a Project Agreement, or in case a of termination of the entire Agreement by MRK according to Sections 15.2, 15.3 or 15.4,ArcherDX shall return upon request any unused Research Material to MRK, unless written authorization to destroy such Research Material is given by MRK, in which case ArcherDX shall certify in writing such destruction to MRK; and return to MRK any supplies paid for by MRK or otherwise owned by MRK under the Project Agreement.

16.5
Additional Effects of Termination under Section 16.2. If MRK terminates a Project Agreement in accordance with Section 16.2, all licenses granted by each Party to the other Party under such Project Agreement shall terminate on the effective date of such termination.

16.6
Additional Effects of Termination Due to ArcherDX’s Material Breach. If MRK terminates a Project Agreement in accordance with Section 16.3 due to ArcherDX’s material breach or Section 15.4 due to ArcherDX’s insolvency, the licenses granted to ArcherDX by MRK under this Agreement shall terminate. The licenses to the ArcherDX Background IP and Diagnostic Foreground IP and jointly owned

Foreground IP granted by ArcherDX to MRK under this Agreement, and still Controlled by ArcherDX, shall survive and become perpetual and shall be extended solely to permit MRK or any of its sublicensees to develop, manufacture, have manufactured and sell the Product. In addition, the Parties shall promptly confer to prepare a close-out schedule. ArcherDX shall provide to MRK or any nominated Third Party all data, information, documentation and writings relating to or resulting from the Activities performed or to be performed by it under this Agreement not later than sixty (60) calendar days after the effective date of termination together with such explanation as may be necessary to enable MRK to replicate Activities undertaken by ArcherDX prior to such termination. In addition, ArcherDX shall provide to MRK personnel all reasonably necessary technical assistance, in order for MRK to continue the Activities.

16.7
Bankruptcy Code. All rights and licenses granted under or pursuant to this Agreement by ArcherDX are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, if applicable, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.

16.8
Continuing Rights. The Parties agree that MRK, as licensor of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of ArcherDX bankruptcy event, MRK shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in MRK’s possession, shall be promptly delivered to it (a) following any such commencement of a bankruptcy proceeding upon MRK’s written request therefor, unless ArcherDX elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under clause (a), following the rejection of this Agreement by ArcherDX upon written request therefor by MRK.

16.9
Additional Effects of Termination Due to MRK’s Material Breach. If ArcherDX terminates a Project Agreement in accordance with Section 16.3 due to MRK’s material breach or Section 15.4 due to MRK’s insolvency, MRK shall immediately make payment to ArcherDX for (a) Activities performed by ArcherDX under such Project Agreement until the effective date of termination and not yet paid for and (b) non-cancellable costs and expenses properly incurred for the Project by ArcherDX prior to MRK’s receipt of notice of termination.

16.10
Survival. In connection with each Project Agreement, the following provisions shall survive (in relation to such Project Agreement) after the termination or expiry of the Project Agreement, irrespective of cause: Articles 8, 12, 13, 14, 16, 17, and 18, and any defined terms contained within these provisions. Additionally, any rights and obligations of the Parties shall survive the termination or expiration of the applicable Project Agreement to the extent specifically stated in any provisions of such Project Agreement.

17	Anti-Bribery and Anti-Corruption Compliance

17.1
MRK and its respective Affiliates, and ArcherDX and its respective Affiliates, will comply with Applicable Laws applicable to the performance of their respective Activities in connection with this Agreement.

17.2
Each Party aspires to conduct its business in a highly ethical and responsible manner and acknowledges the importance compliance programs play in supporting these aspirations. In connection therewith, each Party is committed to initiating, implementing and maintaining a global compliance program in order to support its commitment to operate in a highly ethical and responsible manner and to ensure that it and its personnel are aware of and take necessary steps to comply with Applicable Laws, including the U.S. Foreign Corrupt Practices Act, the UK Bribery Act 2010 and any other applicable anti-corruption laws (“Anti-Corruption Laws”).

17.3
Specifically, each Party agrees, on behalf of itself and its officers, directors, employees and Affiliates, that, in connection with the matters that are the subject of this Agreement, and the performance of its obligations hereunder:

17.3.1
It will not, directly or indirectly, pay, offer or promise to pay, or authorize the payment of any money, or give, offer or promise to give or authorize the giving of anything of value in violation of applicable Anti-Corruption Laws or its own anti-corruption policies.

17.3.2	It will not directly or indirectly solicit, receive or agree to accept any payment or anything else of value in violation of applicable Anti-Corruption Laws or its own anti-corruption policies.

18	Miscellaneous

18.1
Assignment. This Agreement may not be assigned by either Party in whole or in part without the prior written consent of the other Party, except that both Parties may assign this Agreement and its rights and obligations hereunder without such consent to any of its Affiliates, provided that the assignee shall expressly agree to be bound by such Party’s obligations under this Agreement and that such Party shall remain liable for all of its rights and obligations under this Agreement. Each Party shall promptly notify the other Party of any assignment or transfer under the provisions of this Section 18.1. This Agreement shall be binding upon the successors and permitted assigns of the Parties and the name of a Party appearing herein shall be deemed to include the names of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 18.1 shall be void. For clarity, if a MRK Affiliate enters into a Project Agreement, this shall not be considered an assignment of this Agreement.

18.2	Change of Control. Each Party shall notify the other Party in writing promptly following the execution of an agreement with respect to Change of Control of such Party.

18.3
Affiliates. Both Parties shall always have the right to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates, provided that the Party shall remain liable hereunder for the performance by any such Affiliates of any such obligations. Further, MRK Affiliates may enter into Project Agreements into their respective own name and the terms and conditions of this Agreement shall then apply to such Affiliate.

18.4
Relationship of the Parties. The status of a Party under this Agreement shall be that of an independent contractor. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency relationship, or formal business organization of any kind between the Parties or as granting either Party the authority to bind or contract any obligation in the name of or on the account of the other Party or to make any statements, representations, warranties or commitments on behalf of the other Party.

18.5
Use of Third Parties. Unless otherwise expressly provided in this Agreement, the Activities to be performed by a Party under this Agreement may be performed by a Third Party on such Party’s behalf, provided that (i) the other Party has consented in writing, which consent shall not unreasonably be withheld, conditioned or delayed, (ii) the Third Party complies with the terms and conditions of this Agreement, including Article 12 (Intellectual Property) and Article 14 (Confidentiality), (iii) such performance of activities by a Third Party is in accordance with and preserves the rights and obligations of the Parties under this Agreement, (iv) the Third Party may not subcontract its performance of activities to another Third Party, and (v) the Third Party shall not be allowed to grant a further sublicense to another Third Party to a Party’s Intellectual Property. Notwithstanding the foregoing, either Party may, without prior consent from the other Party under Section 18.5(i) but otherwise complying with the aforementioned requirements, use Third Party contractors for contract research (e.g. training and monitoring of Test Labs and data management), external validation studies, regulatory support, software development, quality, scientific and medical writing, reimbursement, external studies (repro and AV), sequencing, data management, manufacturing, legal, project management, medical review, clinical operations, clinical development, and statistical consultancy.

18.6
Entire Agreement. This Agreement and all Project Agreements contain the entire and only agreement between the Parties and supersedes and cancels all prior written or oral agreements, undertakings and negotiations between the Parties with respect to the subject matter hereof, except for (i) any prior confidentiality agreements covering the exchange of Confidential Information between the Parties prior to the Effective Date, and (ii) any other agreements not specifically focused upon CDx development, such as Master Collaboration/Master Service Agreements and their associated statements of work. For clarity, as further set forth in [**] shall be governed by this Agreement. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set out in this Agreement. All exhibits and attachments referred to in this Agreement are hereby incorporated into and made a part of this Agreement. None of the terms of this Agreement or any Project Agreements shall be amended except in writing and signed by authorized representatives of both Parties. In the event of any conflict or inconsistency between any material term of this Agreement and any Project Agreement, the terms of this Agreement shall prevail over any Project Agreement, provided that a Project Agreement will prevail if it specifically states that a particular provision in a Project Agreement is to supersede a particular provision of this Agreement, in which event such matter(s) shall only be effective with respect to that particular Project Agreement.

18.7
Binding Effect. This Agreement and the respective Project Agreements shall be binding upon and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and permitted assignees.

18.8
Amendments. No amendments, changes, modifications or alterations of the terms and conditions of this Agreement or any Project Agreement shall be binding upon either Party unless made in writing and signed by both Parties and provided to both Parties in accordance with Section 18.19.

18.9
Enforcement. Except in the case of waiver pursuant Section 18.10, the failure of either Party at any time to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same.

18.10	Waiver. No term, provision or condition of this Agreement shall be waived unless such waiver is evidenced in writing and signed by the waiving Party.

18.11
Severability. To the fullest extent permitted by Applicable Law, the Parties waive any provision of law that would render any provision in this Agreement invalid, illegal or unenforceable in any respect. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in any respect, then such provision will be given no effect by the Parties and shall not form part of this Agreement. To the fullest extent permitted by Applicable Law and if the rights or obligations of any Party will not be materially and adversely affected, all other provisions of this Agreement shall remain in full force and effect and the Parties will use their best efforts to negotiate in good faith a provision in replacement of the provision held invalid, illegal or unenforceable that is consistent with Applicable Law and achieves, to the fullest extent possible, the original intention of the Parties.

18.12	Headings and Titles. Headings and titles in this Agreement are for convenience purposes only and shall not in any way influence the construction, performance and enforcement of any of its provisions.

18.13
Force Majeure. All cases of force majeure which shall include, but not be restricted to, fire, flood, earthquake, explosion, riot, strike, lockout, terror, war and regulations of any governmental or local authority shall, for the duration of and to the extent of the effects caused by such disturbances, release the Parties from the performance of their contractual obligations under this Agreement. Either Party shall notify the other Party without undue delay if there are any indications of any such incidents occurring, and the two Parties shall discuss the effects of such incidents on this Agreement and the measures to be taken. Both Parties shall use Commercially Reasonable Efforts to avoid or restrict any detrimental effects of an event of force majeure. The Parties shall, as soon as it is reasonably possible, resume performance of their obligations.

18.14
Notices. Any invoice, notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified below or to such other address as the Party may have provided to the other Party. Such notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the second business day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. This Section is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement. All notices under this Agreement will be deemed given when made to the address shown below:

If to ArcherDX:
ArcherDX, Inc.
2477 55th Street, Suite 202
Boulder, CO 80301
United States of America
Attn.: CEO
with a copy to:
ArcherDX, Inc.
50 Milk Street 14th Floor
Boston, MA 02109
United States of America
Attn.: General Counsel

If to MRK:
Merck KGaA
Frankurter Str. 250
64293 Darmstadt
Germany
Attn.: Alliance Management
with copy to:
Merck KGaA
Frankfurter Str. 250
64293 Darmstadt
Germany
Attn.: Healthcare Legal Department
Fax: +49 6151 722373

18.15
Governing Law and Venue. This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, excluding application of any conflict of laws principles that would require application of the law of a jurisdiction outside of the State of New York, and will be subject to the exclusive jurisdiction of the courts of competent jurisdiction located in State of New York; provided that those matters pertaining to the validity or enforceability of patent rights will be interpreted and enforced in accordance with the laws of the territory in which such patent rights exist. Each Party agrees that any application of the United Nations Convention on Contracts for the International Sale of Goods (1980) is specifically excluded and does not apply to this Agreement.

18.16
Dispute Resolution. Prior to taking action in accordance with Section 18.15, the Parties shall seek to amicably settle all disputes arising out of or in connection with this Agreement or any Project Agreement. Any such dispute not settled amicably may, with written notice to the other Party, be referred for resolution by a senior executive of each Party. For any dispute, which is not resolved by the senior executives within ten (10) days, the Parties will first seek settlement of such dispute by mediation in accordance with the International Chamber of Commerce (ICC) Mediation Rules, which Rules are deemed to be incorporated by reference into this clause. The place of mediation will be New York City, New York, United States of America. If the dispute is not settled by mediation within forty-five (45) days of the commencement of the mediation, or such further period as the Parties will agree in writing, the dispute will be referred and finally resolved by the competent courts pursuant to 18.15.

18.17
Debarment and Exclusion. Each Party certifies that it is not debarred under subsections 306(a) or (b) of the US Federal Food Drug and Cosmetic Act US Generic Drug Enforcement Act of 1992; 21 USC 335a (a) or (b), and that it has not and will not use in any capacity the services of any person debarred under such law to conduct

Activities. ArcherDX further certifies that none of its Affiliates in the United States of America are excluded from any federal health care program, including but not limited to Medicare and Medicaid. ArcherDX will notify MRK immediately if either of these certifications needs to be amended in light of new information.

18.18
Interpretation. The terms of this Agreement represent the results of negotiations between the Parties and their representatives, each of which has been represented by counsel of its own choosing, and neither of which has acted under duress or compulsion, whether legal, economic or otherwise. Accordingly, the terms of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and each of the Parties hereto hereby waives the application in connection with the interpretation and construction of this Agreement of any rule of Law to the effect that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed draft or any earlier draft of this Agreement. Any reference in this Agreement to an Article, Section, subsection, paragraph, clause or Exhibit shall be deemed to be a reference to any Article, Section, subsection, paragraph, clause or Exhibit, of or to, as the case may be, this Agreement. Except where the context otherwise requires, (a) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Applicable Law refers to such Law as from time to time enacted, repealed or amended, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof, (d) the words “include,” “includes,” and “including,” shall be deemed to be followed by the phrase “but not limited to,” “without limitation” or words of similar import, (e) the word “or” is used in the inclusive sense (and/or) and (f) the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders.

18.19
Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument. A facsimile or a portable document format (PDF) copy of this Agreement, including the signature pages, will be deemed an original. This Agreement shall be made out in two (2) originals and each of the Parties hereto shall be handed one original copy.

[Signature page follows]

IN WITNESS WHEREOF, MRK and ArcherDX, intending to be legally bound, have executed this Agreement by their respective duly authorized representatives.

ArcherDX, Inc.		Merck KgaA

Place:	Boston, MA USA	Place:	Darmstadt
Date:	27 SEPT 2018	Date:	Sept. 19, 2018

/s/ Christian LaPointe			/s/ [**]
Name:	Christian LaPointe	Name:	[**]
Title:	General Counsel	Title:	Head METs-CDx

		Place:	Darmstadt
		Date:	Sept. 13, 2018

/s/ [**]
		Name:	[**]
		Title:	Global Head Clinical Biomarkers & Companion Diagnostics

Exhibit 1.75 Project Agreement Form
PROJECT AGREEMENT NO. [“ “]
PURSUANT TO MASTER CDX AGREEMENT
This Project Agreement No. [“  “] is entered into by and between ArcherDX, Inc. (“ArcherDX”) and Merck KGaA1 (“MRK”) effective as of [INSERT DATE] (“PA Effective Date”) pursuant to and subject to the Master CDx Agreement effective [“INSERT DATE”], between the Parties (the “Agreement”), which is incorporated by reference herein.
Pursuant to the Agreement, ArcherDX has agreed to perform certain activities in accordance with written Project Agreements, such as this one, executed from time-to-time.
The Parties hereby agree as follows:
1.    Definitions. The terms in this Project Agreement No. [“ “] with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth herein, and if not defined herein, the meaning set forth in the Agreement.
1.1    “Biomarker” means [“____” protein or gene (delete accordingly)].
1.2    “Drug” means the MRK compound [“___”].
2.    Project. The following information pertains to this Project Agreement No. [“ “], which is subject to the terms and provisions of the Agreement:

Objective of Project	See below
Summary description of the specific work to be performed by ArcherDX under this Project Agreement No. “[ ]” and projected timelines for completion of work:	[Insert description]
Summary description of the assay that is the subject of this Project Agreement No. [“ “]:	[Insert description]

_____________________
1 Or the respective Affiliate entering into the Project Agreement.

Description of the indication
The Product is intended to be used as an in vitro diagnostic test as an aid for assessing the eligibility for treatment with the Drug of patients with (i) [“indication (abbreviation)”], or (ii) [“indication (abbreviation)”].

Description of the intended use of the Product
Specific detection of the expression of Biomarker in human [tbd: tissue / blood / serum / other] samples that have been prepared [tbd: e.g.:as standard FFPE tissue specimens] for evaluation by [IHC, ISH, PCR, NGS, ELISA, etc. (delete accordingly)] staining. [Amend/expand description, if applicable]

Work Plan with Timelines	Attachment 1 to Project Agreement No. [“ “]
Budget for payments by MRK for conduct of Project	Attachment 2 to Project Agreement No. [“ “]
Maximum Payment by MRK under this Project Agreement No. [“ “]:	[“$ “] total budget above)
Projected Other Project Costs (as applicable):	[Insert description] (attachment optional)
Reagent source – Principles (according to Section 6.3 of the Agreement):	Source: [“ “] Financing: [“ “] (attachment optional)
Clinical Trial Protocol	Attachment 3 to Project Agreement No. [“ “]
MRK materials to be provided (as applicable):	Attachment 4 to Project Agreement No. [“ “]
Product to be supplied by ArcherDX to MRK for development purposes	Attachment 5 to Project Agreement No. [“ “]
Identification of MRK collaborator(s) / subcontractors (as applicable):	[“Insert description”] (attachment optional)
Identification of ArcherDX collaborator(s) / subcontractors (as applicable):	[“Insert description”] (attachment optional)
MRK Markets	Attachment 6 to Project Agreement No. [“ “]
MRK Research Price
MRK Commercial Price
Third Party IP (as applicable)	[potentially as Attachment 7]
MRK Contacts for Project and Invoices
Reports – Format, what included	(attachment optional)
3.    Term. The term of this Project Agreement No. [“ “] shall commence on the PA Effective Date set forth above and shall continue as set forth in Section 16.1 of the Agreement unless terminated in accordance with the Agreement.

4.    Invoices. Invoices shall be sent to the following address:
Merck KGaA
Accounts Payable
Frankfurter Straße 250
D-64279 Darmstadt Germany
The following references shall be stated on each invoice:
Purchase Order Number [TBD]
MRK Contact Person [TBD]
VAT Registration Number [pls insert]
5.    Conflict of Interest. ArcherDX agrees that during the term of this Project Agreement No. [“  “], it shall not enter into any agreement or arrangement with any other person, firm, corporation, or entity to develop [insert type of exclusivity needed] diagnostics.
6.    Representations and Warranties. Each Party hereby restates and confirms as of the Effective Date of this Project Agreement No. [“  “] the representations and warranties as set forth in the Agreement.
7.    Survival. Termination of this Project Agreement No. [“  “] by either Party for any reason shall not affect the rights and obligations of the Parties accrued prior to the effective date of termination of this Project Agreement No. [“  “] or the obligations that survive such termination in accordance with the Agreement.

IN WITNESS WHEREOF, intending to be legally bound, the Parties hereto have duly executed this Project Agreement No. [“  “] effective as of the PA Effective Date.

ArcherDX, Inc.	Merck KGAA

By:	By:

Name:	Name:

Title:	Title:

By:	By:

Name:	Name:

Title:	Title:

Attachment 1
to Project Agreement no. [“  “]
Work Plan2

_____________________
2 Description of activities and deliverables of each Project Phase with appropriate timing

Attachment 2
to Project Agreement no. [“ “]
Budget for Payments by MRK for Performance of Activities by ArcherDX

Milestone	Project Phase	Total Cost	Start date	End date
1	1: Execution of Project Agreement	Up front payment (“tech access fee”)	Effective Date of PA	Effective Date of PA
2	2:
3	3:
4	4:
5	5:
6	6:
7	7:
Total
Estimated Payment Timing:

Cost Type	Total amount	2018	2019	2020	2021	2022
MS1		1st Q
MS2
MS3
MS4
MS5
MS6
MS7
Testing or Test Kit costs
Other
Total

Attachment 3
to Project Agreement no. [“  “]
Clinical Trial Protocol Summaries

Study	Indication	Number of patients to be enrolled	Estimated Specimens/ Patients Tested	Deliverable Assay	Assay Delivery Date	Clinical Study and Testing Sites
Phase X	tbd	#	#	Tbd (RUO, IUO, CTA)	Month year	tbd
Phase X	tbd	#	#	Tbd (RUO, IUO, CTA)	Month year	tbd
Phase X	tbd	#	#	Tbd (RUO, IUO, CTA)	Month year	tbd
Phase X	tbd	#	#	Tbd (RUO, IUO, CTA)	Month year	tbd

Attachment 4
to Project Agreement no. [“  “]
MRK Materials to be Provided
The following is a list of materials to be provided from MRK to ArcherDX for development of the diagnostic test. Additional materials may be requested and provided at the request of the JPT to facilitate Assay development.
Materials and Background Information:
Reports:

Attachment 5
to Project Agreement no. [“  “]
Product to be supplied by ArcherDX to MRK for development purposes

Attachment 6
to Project Agreement no. [“  “]
MRK Market Countries
Estimated launch priorities in the MRK Markets are
1st priority:
2nd priority:
3rd priority:

Attachment 7
to Project Agreement no. [“  “]
EU Standard Contractual Clauses
Contractual clauses for the transfer of personal data (controller to controller transfers)
Data transfer agreement between
Merck KGaA
Frankfurter StraBe 250, 64293 Darmstadt, Germany
(address and country of establishment)
hereinafter “data exporter”)
and
ArcherDX
2477 55th Street, Suite 202, Boulder, CO 80301, United States of America
(address and country of establishment)
hereinafter “data importer” each a “party”; together “the parties”.
Definitions
For the purposes of the clauses:

(a)
“personal data”, “special categories of data/sensitive data”, “process/processing”, “controller”, “processor”, “data subject” and “supervisory authority/authority” shall have the same meaning as in Directive 95/46/EC of 24 October 1995 (whereby “the authority” shall mean the competent data protection authority in the territory in which the data exporter is established);

(b)	“the data exporter” shall mean the controller who transfers the personal data;

(c)
“the data importer” shall mean the controller who agrees to receive from the data exporter personal data for further processing in accordance with the terms of these clauses and who is not subject to a third country’s system ensuring adequate protection;

Standard Clauses 2004/915/EC	Page 75 of 82

(d)
“clauses” shall mean these contractual clauses, which are a free-standing document that does not incorporate commercial business terms established by the parties under separate commercial arrangements.

The details of the transfer (as well as the personal data covered) are specified in Annex B, which forms an integral part of the clauses.

II.	Obligations of the data exporter
The data exporter warrants and undertakes that:

(a)	The personal data have been collected, processed and transferred in accordance with the laws applicable to the data exporter.

(b)	It has used reasonable efforts to determine that the data importer is able to satisfy its legal obligations under these clauses.

(c)
It will provide the data importer, when so requested, with copies of relevant data protection laws or references to them (where relevant, and not including legal advice) of the country in which the data exporter is established.

(d)
It will respond to enquiries from data subjects and the authority concerning processing of the personal data by the data importer, unless the parties have agreed that the data importer will so respond, in which case the data exporter will still respond to the extent reasonably possible and with the information reasonably available to it if the data importer is unwilling or unable to respond. Responses will be made within a reasonable time.

(e)
It will make available, upon request, a copy of the clauses to data subjects who are third party beneficiaries under clause III, unless the clauses contain confidential information, in which case it may remove such information. Where information is removed, the data exporter shall inform data subjects in writing of the reason for removal and of their right to draw the removal to the attention of the authority. However, the data exporter shall abide by a decision of the authority regarding access to the full text of the clauses by data subjects, as long as data subjects have agreed to respect the confidentiality of the confidential information removed. The data exporter shall also provide a copy of the clauses to the authority where required.

III.	Obligations of the data importer
The data importer warrants and undertakes that:

(a)
It will have in place appropriate technical and organisational measures to protect the personal data against accidental or unlawful destruction or accidental loss, alteration, unauthorised disclosure or access, and which provide a level of security appropriate to the risk represented by the processing and the nature of the data to be protected.

(b)
It will have in place procedures so that any third party it authorises to have access to the personal data, including processors, will respect and maintain the confidentiality and security of the personal data. Any person acting under the authority of the data

Standard Clauses 2004/915/EC	Page 76 of 82

importer, including a data processor, shall be obligated to process the personal data only on instructions from the data importer. This provision does not apply to persons authorised or required by law or regulation to have access to the personal data.

(c)
It has no reason to believe, at the time of entering into these clauses, in the existence of any local laws that would have a substantial adverse effect on the guarantees provided for under these clauses, and it will inform the data exporter (which will pass such notification on to the authority where required) if it becomes aware of any such laws.

(d)	It will process the personal data for purposes described in Annex B, and has the legal authority to give the warranties and fulfil the undertakings set out in these clauses.

(e)
It will identify to the data exporter a contact point within its organisation authorised to respond to enquiries concerning processing of the personal data, and will cooperate in good faith with the data exporter, the data subject and the authority concerning all such enquiries within a reasonable time. In case of legal dissolution of the data exporter, or if the parties have so agreed, the data importer will assume responsibility for compliance with the provisions of clause I (e).

(f)
At the request of the data exporter, it will provide the data exporter with evidence of financial resources sufficient to fulfil its responsibilities under clause III (which may include insurance coverage).

(g)
Upon reasonable request of the data exporter, it will submit its data processing facilities, data files and documentation needed for processing to reviewing, auditing and/or certifying by the data exporter (or any independent or impartial inspection agents or auditors, selected by the data exporter and not reasonably objected to by the data importer) to ascertain compliance with the warranties and undertakings in these clauses, with reasonable notice and during regular business hours. The request will be subject to any necessary consent or approval from a regulatory or supervisory authority within the country of the data importer, which consent or approval the data importer will attempt to obtain in a timely fashion.

(h)	It will process the personal data, at its option, in accordance with:

(i)	the data protection laws of the country in which the data exporter is established, or

(ii)
the relevant provisions3 of any Commission decision pursuant to Article 25(6) of Directive 95/46/EC, where the data importer complies with the relevant provisions of such an authorisation or decision and is based in a country to which such an authorisation or decision pertains, but is not covered by such authorisation or decision for the purposes of the transfer(s) of the personal data[4], or

Standard Clauses 2004/915/EC	Page 77 of 82

(iii)	the data processing principles set forth in Annex A.
Data importer to indicate which option it selects:
(i)
Initials of data importer:

[MRK TO SIGN HERE]

(i)	It will not disclose or transfer the personal data to a third party data controller located outside the European Economic Area (EEA) unless it notifies the data exporter about the transfer and

(i)	the third party data controller processes the personal data in accordance with a Commission decision finding that a third country provides adequate protection, or

(ii)	the third party data controller becomes a signatory to these clauses or another data transfer agreement approved by a competent authority in the EU, or

(iii)
data subjects have been given the opportunity to object, after having been informed of the purposes of the transfer, the categories of recipients and the fact that the countries to which data is exported may have different data protection standards, or

(iv)	with regard to onward transfers of sensitive data, data

subjects have given their unambiguous consent to the onward transfer

III.	Liability and third party rights

(a)
Each party shall be liable to the other parties for damages it causes by any breach of these clauses. Liability as between the parties is limited to actual damage suffered. Punitive damages (i.e. damages intended to punish a party for its outrageous conduct) are specifically excluded. Each party shall be liable to data subjects for damages it causes by any breach of third party rights under these clauses. This does not affect the liability of the data exporter under its data protection law.

(b)
The parties agree that a data subject shall have the right to enforce as a third party beneficiary this clause and clauses I(b), I(d), I(e), II(a), II(c), II(d), II(e), II(h), II(i), III(a), V, VI(d) and VII against the data importer or the data exporter, for their respective breach of their contractual obligations, with regard to his personal data, and accept jurisdiction for this purpose in the data exporter’s country of establishment. In cases involving allegations of breach by the data importer, the data subject must first request the data exporter to take appropriate action to enforce his rights against the data importer; if the data exporter does not take such action within a reasonable period (which under normal circumstances would be one month), the data subject may then enforce his rights against the data importer directly. A data subject is entitled to proceed directly against a data exporter that has failed to use

Standard Clauses 2004/915/EC	Page 78 of 82

reasonable efforts to determine that the data importer is able to satisfy its legal obligations under these clauses (the data exporter shall have the burden to prove that it took reasonable efforts).

IV.	Law applicable to the clauses
These clauses shall be governed by the law of the country in which the data exporter is established, with the exception of the laws and regulations relating to processing of the personal data by the data importer under clause II (h), which shall apply only if so selected by the data importer under that clause.

V.	Resolution of disputes with data subjects or the authority

(a)
In the event of a dispute or claim brought by a data subject or the authority concerning the processing of the personal data against either or both of the parties, the parties will inform each other about any such disputes or claims, and will cooperate with a view to settling them amicably in a timely fashion.

(b)
The parties agree to respond to any generally available non-binding mediation procedure initiated by a data subject or by the authority. If they do participate in the proceedings, the parties may elect to do so remotely (such as by telephone or other electronic means). The parties also agree to consider participating in any other arbitration, mediation or other dispute resolution proceedings developed for data protection disputes.

(c)	Each party shall abide by a decision of a competent court of the data exporter’s country of establishment or of the authority which is final and against which no further appeal is possible.

VI.	Termination

(a)
In the event that the data importer is in breach of its obligations under these clauses, then the data exporter may temporarily suspend the transfer of personal data to the data importer until the breach is repaired or the contract is terminated.

(b)	In the event that:

(i)	the transfer of personal data to the data importer has been temporarily suspended by the data exporter for longer than one month pursuant to paragraph (a);

(ii)	compliance by the data importer with these clauses would put it in breach of its legal or regulatory obligations in the country of import;

(iii)	the data importer is in substantial or persistent breach of any warranties or undertakings given by it under these clauses;

(iv)
a final decision against which no further appeal is possible of a competent court of the data exporter’s country of establishment or of the authority rules that there has been a breach of the clauses by

Standard Clauses 2004/915/EC	Page 79 of 82

the data importer or the data exporter; or

(v)
a petition is presented for the administration or winding up of the data importer, whether in its personal or business capacity, which petition is not dismissed within the applicable period for such dismissal under applicable law; a winding up order is made; a receiver is appointed over any of its assets; a trustee in bankruptcy is appointed, if the data importer is an individual; a company voluntary arrangement is commenced by it; or any equivalent event in any jurisdiction occurs then the data exporter, without prejudice to any other rights which it may have against the data importer, shall be entitled to terminate these clauses, in which case the authority shall be informed where required. In cases covered by (i), (ii), or (iv) above the data importer may also terminate these clauses.

(c)
Either party may terminate these clauses if (i) any Commission positive adequacy decision under Article 25(6) of Directive 95/46/EC (or any superseding text) is issued in relation to the country (or a sector thereof) to which the data is transferred and processed by the data importer, or (ii) Directive 95/46/EC (or any superseding text) becomes directly applicable in such country.

(d)
The parties agree that the termination of these clauses at any time, in 4any circumstances and for whatever reason (except for termination under clause VI (c)) does not exempt them from the obligations and/or conditions under the clauses as regards the processing of the personal data transferred.

VII.	Variation of these clauses
The parties may not modify these clauses except to update any information in Annex B, in which case they will inform the authority where required. This does not preclude the parties from adding additional commercial clauses where required.

VIII.	Description of the Transfer
The details of the transfer and of the personal data are specified in Annex B. The parties agree that Annex B may contain confidential business information which they will not disclose to third parties, except as required by law or in response to a competent regulatory or government agency, or as required under clause I (e). The parties may execute additional annexes to cover additional transfers, which will be submitted to the authority where required. Annex B may, in the alternative, be drafted to cover multiple transfers.

Standard Clauses 2004/915/EC	Page 80 of 82

Dated:	19th September 2018

/s/ Christian LaPointe		/s/ [**]
FOR DATA IMPORTER		FOR DATA EXPORTER

Christian LaPointe		[**]

General Counsel		Senior Director
Head of Market Enabling Technologies and Companion Diagnostics

Standard Clauses 2004/915/EC	Page 81 of 82

ANNEX A
DATA PROCESSING PRINCIPLES

1.	Purpose limitation: Personal data may be processed and subsequently used or further communicated only for purposes described in Annex B or subsequently authorised by the data subject.

2.
Data quality and proportionality: Personal data must be accurate and, where necessary, kept up to date. The personal data must be adequate, relevant and not excessive in relation to the purposes for which they are transferred and further processed.

3.
Transparency: Data subjects must be provided with information necessary to ensure fair processing (such as information about the purposes of processing and about the transfer), unless such information has already been given by the data exporter.

4.
Security and confidentiality: Technical and organisational security measures must be taken by the data controller that are appropriate to the risks, such as against accidental or unlawful destruction or accidental loss, alteration, unauthorised disclosure or access, presented by the processing. Any person acting under the authority of the data controller, including a processor, must not process the data except on instructions from the data controller.

5.
Rights of access, rectification, deletion and objection: As provided in Article 12 of Directive 95/46/EC, data subjects must, whether directly or via a third party, be provided with the personal information about them that an organisation holds, except for requests which are manifestly abusive, based on unreasonable intervals or their number or repetitive or systematic nature, or for which access need not be granted under the law of the country of the data exporter. Provided that the authority has given its prior approval, access need also not be granted when doing so would be likely to seriously harm the interests of the data importer or other organisations dealing with the data importer and such interests are not overridden by the interests for fundamental rights and freedoms of the data subject. The sources of the personal data need not be identified when this is not possible by reasonable efforts, or where the rights of persons other than the individual would be violated. Data subjects must be able to have the personal information about them rectified, amended, or deleted where it is inaccurate or processed against these principles. If there are compelling grounds to doubt the legitimacy of the request, the organisation may require further justifications before proceeding to rectification, amendment or deletion. Notification of any rectification, amendment or deletion to third parties to whom the data have been disclosed need not be made when this involves a disproportionate effort. A data subject must also be able to object to the processing of the personal data relating to him if there are compelling legitimate grounds relating to his particular situation. The burden of proof for any refusal rests on the data importer, and the data subject may always challenge a refusal before the authority.

6.	Sensitive data: The data importer shall take such additional measures (e.g. relating to security) as are necessary to

Standard Clauses 2004/915/EC	Page 82 of 82

protect such sensitive data in accordance with its obligations under clause II.

7.
Data used for marketing purposes: Where data are processed for the purposes of direct marketing, effective procedures should exist allowing the data subject at any time to “opt-out” from having his data used for such purposes.

8.
Automated decisions: For purposes hereof “automated decision” shall mean a decision by the data exporter or the data importer which produces legal effects concerning a data subject or significantly affects a data subject and which is based solely on automated processing of personal data intended to evaluate certain personal aspects relating to him, such as his performance at work, creditworthiness, reliability, conduct, etc. The data importer shall not make any automated decisions concerning data subjects, except when:

(a) (i)	such decisions are made by the data importer in entering into or performing a contract with the data subject,
and

(ii)
(the data subject is given an opportunity to discuss the results of a relevant automated decision with a representative of the parties making such decision or otherwise to make representations to that parties.

or

(b)	where otherwise provided by the law of the data exporter.

Annex B
DESCRIPTION OF THE TRANSFER
Data subjects
The personal data transferred concern the following categories of data subjects:
Purposes of the transfer(s)
The transfer is made for the following purposes:
Enabling sample testing at ArcherDx
Categories of data
The personal data transferred concern the following categories of data:
Recipients
The personal data transferred may be disclosed only to the following recipients or categories of recipients:
Sensitive data (if appropriate)
The personal data transferred concern the following categories of sensitive data:
Data protection registration information of data exporter (where applicable)
Additional useful information (storage limits and other relevant information)
Contact points for data protection enquiries
[**] in accordance with the new Regulation (EU) 2017/746 of the European Parliament and of the Council of 5 April 2017 on in vitro diagnostic medical devices - Annex VIII/2.3 (Class C). This includes completion of the technical documentation including the general safety and performance requirements, product audit of the technical documentation by the notified body, consultation with EMEA or appropriate national competent authority, regulatory fee(pass through cost), and translation of labeling.